Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

SBEEG HOLDINGS, LLC,

SBE RESTAURANT GROUP, LLC,

SBE/KATSUYA MIDDLE EAST, LLC

AND

SBE LICENSING, LLC

Collectively as Seller Entities

WASABI HOLDINGS, LLC

as Buyer

AND

THE ONE GROUP HOSPITALITY, INC.

as Parent

Dated as of July 9, 2015

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE OF ASSETS		2

	1.1	Purchase and Sale of Assets	2
	1.2	Excluded Assets	2
	1.3	Assumed Liabilities	4
	1.4	Excluded Liabilities	4
	1.5	Closing	5
	1.6	Transfer Documents	6
	1.7	Consents of Third Parties	7
	1.8	Further Assurances	7
	1.9	Delivery of Acquired Assets	7

ARTICLE II	purchase price		8

	2.1	Purchase Price	8
	2.2	Tax Withholding	8
	2.3	Allocation of Purchase Price	9
	2.4	No Purchase Price Adjustment	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES of SELLER and OWNER		9

	3.1	Organization, Good Standing and Qualification of Seller Entities	9
	3.2	Ownership of Seller Entities	10
	3.3	Authorization; Binding Obligation	10
	3.4	Consents and Approvals	10
	3.5	No Violation	11
	3.6	Licenses and Permits	11
	3.7	Legal Proceedings	11
	3.8	Compliance with Laws	11
	3.9	Taxes	12
	3.10	Assigned Contracts	13
	3.11	Intellectual Property	14
	3.12	Absence of Restrictions on Business Activities	16
	3.13	No Brokers	16
	3.14	8-K Information	16
	3.15	Disclosure	16

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER		17

	4.1	Organization and Good Standing	17
	4.2	Authorization; Binding Obligation	17
	4.3	Consents and Approvals	18
	4.4	No Violation	18
	4.5	Legal Proceedings	18
	4.6	Valid Issuance of Warrant	18
	4.7	SEC Filings	19

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ARTICLE V	COVENANTS		20

	5.1	Conduct of Business Pending Closing	20
	5.2	Cooperation; Approvals, Filings and Consents	21
	5.3	Access to Information	22
	5.4	Notice of Certain Events	22
	5.5	No Solicitation of Other Proposals	23
	5.6	Use of Names	23
	5.7	Certain Tax Matters	23
	5.8	Non-Competition, Non-Solicitation and Confidentiality	24
	5.9	Mutual Cooperation	25
	5.10	Insurance	26
	5.11	Parent SEC Filings	26

ARTICLE VI	CONDITIONS PRECEDENT TO CLOSING		28

	6.1	Conditions to Obligation of Each Party	28
	6.2	Additional Conditions to Obligations of Buyer	28
	6.3	Additional Conditions to Obligations of Seller Entities	30

ARTICLE VII	SURVIVAL; INDEMNIFICATION		31

	7.1	Survival	31
	7.2	Indemnification by Seller Entities	31
	7.3	Indemnification by Buyer	32
	7.4	Limitations on Indemnification by Seller Entities	33
	7.5	Limitations on Indemnification by Buyer	34
	7.6	Indemnification Process	34
	7.7	Fraud and Related Claims; Characterization of Payments	36
	7.8	Knowledge and Investigation	36
	7.9	Remedies Cumulative	36

ARTICLE VIII	TERMINATION, AMENDMENT, WAIVER AND EXPENSES		37

	8.1	Termination	37
	8.2	Procedure of Termination	38
	8.3	Effect of Termination	38
	8.4	Expenses	38
	8.5	Amendment and Waiver	39

ARTICLE IX	MISCELLANEOUS		39

	9.1	Entire Agreement	39
	9.2	Assignment	39
	9.3	Counterparts	39
	9.4	Governing Law; Jurisdiction; Venue; Service of Process	40
	9.5	Specific Performance	40
	9.6	Interpretation	40
	9.7	Severability	41
	9.8	Notices	41
	9.9	Representation by Counsel	42
	9.10	Construction	42
	9.11	Third Party Beneficiaries	42
	9.12	Waiver of Jury Trial	43

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exhibits and schedules

EXHIBITS:

Exhibit A	Transition Services Agreement
Exhibit B	Form of Intellectual Property Assignment Agreement
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Assumption Agreement
Exhibit E	Form of Warrant
Exhibit F	Summary of Terms: Agreement Regarding Future Restaurants

SCHEDULES:

Schedule I	Index of Defined Terms; Table of Definitions
Schedule II	Individuals with Knowledge
Schedule III	Uechi Agreements
Schedule 1.1(a)	IP Assets
Schedule 1.1(c)	Assigned Contracts
Schedule 2.1(c)	Seller Entity Allocations
Schedule 7.2(c)	Certain Third Party Consents

Disclosure Schedule
Buyer Disclosure Schedule

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Execution Version

ASSET PURCHASE agreement

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 9, 2015, is made by and among SBEEG HOLDINGS, LLC, a Delaware limited liability company (“SBEEG”), SBE RESTAURANT GROUP, LLC, a Nevada limited liability company (formerly a California limited liability company) (“SBERG”), SBE/Katsuya Middle East, LLC, a Delaware limited liability company (“East”) and SBE Licensing, LLC, a Delaware limited liability company (“SBE Licensing” and, together with SBEEG, Brentwood, SBERG and East, the “Seller Entities” and individually, a “Seller Entity”), Wasabi Holdings, LLC, a Delaware limited liability company (“Buyer”) and THE ONE GROUP HOSPITALITY, INC., a Delaware corporation (“Parent”).

WHEREAS, SBERG, with its Affiliates, KATSU USA, LLC, a California limited liability company (“Brentwood”), Katsuya H&V, LLC (“H&V”); Katsuya – Glendale, LLC (“Glendale”); and Katsuya Downtown L.A., LLC (“Downtown”), and KBM Operating Company, Ltd., owns and operates certain restaurants (collectively, the “Restaurants”) under the brand name “Katsuya” and “Cleo” (the “Business”);

WHEREAS, as a condition and an inducement to the parties entering into this Agreement, and concurrently with the execution and delivery of this Agreement, Buyer is entering into merger agreements with each of Brentwood, H&V, Glendale and Downtown (collectively, the “Merger Entities”), each dated as of the date hereof (collectively, the (“Merger Agreements”);

WHEREAS, Buyer desires to acquire certain assets used by the Seller Entities in the Business;

WHEREAS, Buyer, SBE Licensing and certain of its Affiliates wish to enter into a Brand License Agreement in the form agreed to by the Parties (the “BLA”), pursuant to which SBE Licensing or some of its Affiliates will be entitled to use the Katsuya and Cleo brand names (collectively, the “Brands”) with respect to the ownership and operation of the certain restaurants other than the Restaurants;

WHEREAS, at Closing (as defined herein), Buyer and an Affiliate of the Seller Entities will enter into, execute and deliver (i) the Transition Services Agreement and (ii) a definitive agreement regarding future restaurants to be owned, operated or managed by Buyer or its Affiliates under the Cleo or Katsuya brands on the basic terms and conditions as set forth on Exhibit F and on such other terms and conditions as mutually agreed to by the parties in good faith and which are customary for similar transactions (the “Agreement Regarding Future Restaurants”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller Entities wish to sell, assign and transfer to Buyer, and Buyer wishes to purchase from the Seller Entities, the Acquired Assets (defined below), and Buyer is willing to assume from the Seller Entities the Assumed Liabilities, all as set forth herein;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings set forth on Schedule II hereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1           Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller Entities shall, and shall cause their Affiliates to (as applicable), sell, transfer, assign and deliver to Buyer, free and clear of all Liens, all of the Seller Entities’ and their Affiliates’ right, title and interest in and to the Acquired Assets. As used in this Agreement, “Acquired Assets” means all of the assets, properties, rights, interests and goodwill of every kind and nature whatsoever, whether tangible or intangible, wherever located, owned, used or held for use in connection with the Restaurants and the Business, whether now owned, used or held for use or acquired prior to the Closing, including the following:

(a)          all Intellectual Property set forth on Schedule 1.1(a) hereto (collectively, the “IP Assets”), and all goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties for profits and all claims and Losses (including interest which may be imposed in connection therewith), court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of any IP Assets, together with the right to sue for, and collect the same, or to sue for injunctive relief, for Buyer’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives listed;

(b)          all Intellectual Property disclosures with respect to the IP Assets and files relating to the IP Assets (including all applications, registrations, assignments, prosecution files, correspondence to and from the United States Patent and Trademark Office (the “USPTO”) and any other foreign patent and trademark offices, dockets, workbooks, legal opinions, prior art searches, notes, memoranda and other related information);

(c)          subject to the Seller Entities continuing rights in Section [___], all Customer Information organized or structured as collections of data used in the operation of the Business (the “Databases”); and

(d)          all right, title and interest in, to and under the Alshaya Agreement, the Elmaleh Agreements, the Uechi Agreements, the PHS Agreement (solely relating to the “Katsuya” brand) (collectively, the “Assigned Contracts”); provided, however, that nothing in this Section 1.1(c) shall be in any way deemed or construed to mean that Buyer is assuming any Liabilities, obligations or responsibilities under any Assigned Contracts, it being agreed by the parties that Buyer will assume only the Assumed Liabilities as set forth in Section 1.3.

1.2           Excluded Assets. Notwithstanding anything herein to the contrary, the Acquired Assets will not include any assets, properties and rights of the Seller Entities or any of their Affiliates that are not listed in Section 1.1 above (collectively, the “Excluded Assets”). For the avoidance of doubt, each and every of the following assets, properties and rights of the Seller Entities shall be treated as Excluded Assets hereunder:

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(a)          all fixed and other tangible personal property and assets used in the Business, including all kitchen and office equipment, machinery, appliances, instruments, furniture, fixtures, equipment, computers, software, supplies, inventory, and other physical assets used in the Business;

(b)          all inventory of the Seller Entities, including food, alcohol, beverages, consumables and other materials and supplies to be used or consumed in the operation of the Business;

(c)          all rights, title and interest in and to the Intellectual Property of the Seller Entities, and goodwill associated therewith, other than the IP Assets and as set forth in Section 1.1(a) and (b);

(d)          (i)          all accounts receivable of the Restaurants, and all rights to credits, refunds, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items relating to the Business; all right, title and interest in, to and under all Contracts to which any Seller Entity or any of their Affiliates is a party or by which any Seller Entity, any of their Affiliates or any of their respective assets or properties is otherwise subject to or bound other than the Assigned Contracts;

(e)          all capital stock or other equity interest of any Seller Entity or Affiliate or other Person, and all options, warrants or other rights to acquire such capital stock or other equity, including, without limitation, any equity interest held by any Seller Entity;

(f)          all right, title and interest to all insurance policies of the Seller Entities or their Affiliates;

(g)          all minute books and member records of the Seller Entities or their Affiliates;

(h)          all personnel records of all employees;

(i)          all rights of the Seller Entities or their Affiliates under this Agreement, the Merger Agreements and the Related Agreements or arising from the consummation of the transactions contemplated hereby or thereby;

(j)          all bank and brokerage accounts of the Seller Entities;

(k)          all refunds (or rights thereto) arising from or attributable to Taxes imposed on the Acquired Assets or the Business for any Pre-Closing Tax Period; and

(l)          all rights, claims or credits of the Seller Entities solely relating to any Excluded Asset or Excluded Liability.

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1.3           Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume from the Seller Entities only the following Liabilities (collectively, the “Assumed Liabilities”), unless otherwise specifically excluded under Section 1.4 below:

(a)          obligations of the Seller Entities under the Assigned Contracts as and to the extent transferred to Buyer under Section 1.1(c), but only to the extent such obligations (i) are to be performed in the first instance after the Closing; (ii) do not arise from or relate to any breach or default by any Seller Entity of any provision of any of such Assigned Contracts or any event, circumstance or condition occurring or existing on or prior to the Closing that, with notice or lapse of time, would constitute or result in a breach or default thereof; and (iii) do not arise from actions taken (or omitted from being taken) by any Seller Entity prior to the Closing; and

(b)          all Liabilities arising out of or relating to the ownership or operation of the Acquired Assets on or after the Closing.

1.4           Excluded Liabilities. Except as expressly assumed pursuant to Section 1.3, Buyer is not assuming and shall not have any liability or obligation whatsoever for any Liabilities of the Seller Entities or any of their Affiliates (or any predecessors of the Seller Entities or any of their Affiliates) whatsoever, whether or not arising out of the ownership or operation of any Restaurant, the Business or the Acquired Assets, all of which will be retained and satisfied when due by any Seller Entity or any of their Affiliates, as applicable (collectively, the “Excluded Liabilities”), which Excluded Liabilities shall include the following:

(a)          all Liabilities of the Seller Entities or any of their Affiliates arising under this Agreement, the Merger Agreements or the Related Agreements or from the consummation of the transactions contemplated hereby or thereby;

(b)          all Liabilities of the Seller Entities or any of their Affiliates to any present or former director, officer, member, manager employee, consultant or independent contractor of the Seller Entities or any of their Affiliates (or any predecessor thereto), or any of their respective spouses, children, other dependents or beneficiaries, including any and all Liabilities arising under any federal, state, local or foreign Laws, Approvals or Orders;

(c)          all Liabilities of the Seller Entities or any of their Affiliates (or any predecessor thereto) to any Affiliate or current or former equityholder, member, convertible debt holder, option or warrant holder or holder of other equity or debt interests (or any of their successors, assigns, heirs or legal representatives) of the Seller Entities or any of their Affiliates (or any predecessor thereto);

(d)          all Liabilities of the Seller Entities or any of their Affiliates (or any predecessor thereto) in respect of any Indebtedness, accrued expenses or Transaction Expenses, including all intercompany payable balances owing by the Seller Entities or any of their Affiliates;

(e)          all Liabilities (i) of the Seller Entities or any of their Affiliates (or any predecessors thereto) for or in respect of Taxes for any period (without regard to whether such period (or portion thereof) is a Pre-Closing Tax Period) and (ii) arising from or attributable to Taxes imposed on the Acquired Assets or the Business for any Pre-Closing Tax Period, including any Taxes resulting from or relating to the consummation of the transactions contemplated hereby (including any Taxes that may become due as a result of (or are identified by or otherwise concerning) any bulk sales or similar Law);

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(f)          all Liabilities arising under or relating to any written or oral Contract relating to the Restaurants or the Business to which any Seller Entity or any of their Affiliates is a party or by which any Seller Entity, any of their Affiliates or any of their respective assets or properties is otherwise subject or bound, other than Liabilities arising under the Assigned Contracts to the extent provided in Section 1.3(a);

(g)          all Liabilities of the Seller Entities or any of their Affiliates (or any predecessor thereto) for any Actions against the Seller Entities or any of their Affiliates (or any predecessor thereto), including any Actions pending or threatened against the Seller Entities or any of their Affiliates (or any predecessor thereto) as of the Closing Date;

(h)          all Liabilities of the Seller Entities or any of their Affiliates (or any predecessor thereto) arising out of or resulting from any violation of or non-compliance with any federal, state, local or foreign Approvals, Laws or Orders;

(i)          all Liabilities of the Seller Entities or any of their Affiliates (or any predecessor thereto) arising out of, relating to or resulting from any obligation to indemnify any Person (other than pursuant to an Assigned Contract to the extent assumed pursuant to Section 1.3(a));

(j)          all Liabilities relating to, based in whole or in substantial part on events or conditions occurring or existing in connection with, or arising out of, the employment of any employee of the Seller Entities or any of their Affiliates and with respect to the termination of any employee of the Seller Entities or any of their Affiliates;

(k)          all Liabilities arising under any Employee Benefit Plan or any benefit, Tax or compensation Liability of any ERISA Affiliate;

(l)          all Liabilities arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing; and

(m)          all Liabilities arising out of or attributable in any manner to the Excluded Assets.

The disclosure of any Liability on any schedule to this Agreement shall not create an Assumed Liability or other Liability of Buyer, except where such disclosed Liability has been expressly assumed by Buyer as an Assumed Liability pursuant to Section 1.3.

1.5         Closing. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on the third (3rd ) Business Day following the date on which all of the conditions set forth in Article VIII have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the Closing Date, which conditions shall be required to be so satisfied or waived on the Closing Date), unless another time and/or date is agreed to in writing by the Seller Entities, Parent and Buyer (the “Closing Date”). The Closing shall be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by the Seller Entities, Parent and Buyer (it being understood that the Closing may be effected by the delivery of documents via e-mail, facsimile and/or overnight courier). The consummation of the transactions contemplated by this Agreement to occur at the Closing shall be deemed to occur at 12:01 a.m. (EST) on the Closing Date. The closings of the transactions contemplated by the Merger Agreements shall occur concurrently with the Closing.

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1.6           Transfer Documents. At the Closing, in addition to the other deliverables contemplated by Article VI, the parties shall execute and deliver to each other, or cause to be executed and delivered to each other, the following documents (collectively, the “Transfer Documents”):

(a)          Each Seller Entity, as applicable, shall execute and deliver to Buyer and Parent one or more intellectual property assignments, in form and substance reasonably satisfactory to the Buyer, Parent and each Seller Entity (each, an “Intellectual Property Assignment”), pursuant to which the IP Assets will be transferred and assigned to Buyer;

(b)          Each Seller Entity, and any of its Affiliates, as applicable, shall execute and deliver one or more contract assignment agreements, in form and substance reasonably satisfactory to the Buyer, Parent and each Seller Entity (each, an “Assignment Agreement”), pursuant to which the interests of such Persons in the Alshaya Agreement, the Emelah Agreement, the Uechi Agreements and the PHS Agreement will be assigned to Buyer;

(c)          Buyer and Parent shall execute and deliver to the Seller Entities an assumption agreement, in form and substance reasonably satisfactory to the Buyer and each Seller Entity (each, an “Assumption Agreement”), pursuant to which Buyer will assume from the Seller Entities the Assumed Liabilities; and

(d)          The Seller Entities, and any of their Affiliates, as applicable, will execute and deliver all such other bills of sale, assignments, endorsements, Intellectual Property right assignments, trade name assignments, domain name assignments, certificates of title, consents and other good and sufficient instruments and documents of conveyance and transfer in a form reasonably satisfactory to Buyer and Parent, as Buyer and Parent reasonably shall deem necessary or appropriate to vest in or confirm to Buyer full and complete right, title and interest in and to all of the Acquired Assets.

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1.7           Consents of Third Parties. Notwithstanding anything in this Agreement or in any Related Agreement to the contrary, neither this Agreement nor any such Related Agreement shall constitute an agreement to assign or otherwise transfer, or require Buyer to assume any obligations under, any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective, would affect adversely the rights of Buyer thereunder or would violate any applicable Law. If any such consent has not been obtained as of the Closing Date and Buyer and Parent in their respective sole discretion nevertheless determines to proceed with the Closing, Buyer and Parent may waive the closing condition that such consent be delivered at the Closing, and the Seller Entities and their respective Affiliates shall use their respective commercially reasonable efforts to obtain such consent following the Closing, and Buyer and Parent shall provide commercially reasonable cooperation to the Seller Entities and their respective Affiliates in seeking to obtain any such consent. The Seller Entities shall pay and discharge any and all out-of-pocket costs or expenses of seeking to obtain or obtaining any such consent or approval whether before or after the Closing Date. If any Assigned Contract is not transferred to Buyer at the Closing pursuant to this Agreement, the Seller Entities and their respective Affiliates shall cooperate with Buyer and Parent in any reasonable arrangement designed to provide Buyer all of the benefits of such Assigned Contract until such consent has been obtained. Nothing in this Section 1.7 shall be deemed to modify in any respect any of the Seller Entities’ representations or warranties set forth herein or the conditions to Buyer or Parent’s obligations contained in Article VI, be deemed a waiver by Buyer or Parent of its right to have received on or before the Closing Date an effective assignment of all of the Acquired Assets or be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.1.

1.8           Further Assurances. At any time and from time to time after the Closing, at the request of Buyer or Parent and without further consideration, the Seller Entities and their respective Affiliates shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and shall take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer’s title in and to, the Acquired Assets, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

1.9           Delivery of Acquired Assets.

(a)          The Seller Entities, Parent and Buyer agree that any of the Acquired Assets of the type that can be transmitted to Buyer electronically will be so delivered to Buyer as soon as reasonably practicable following the Closing. Promptly following any electronic transmission, each Seller Entity as applicable, shall execute and deliver to Buyer a written certificate containing the following information: (i) the date of transmission, (ii) the name of the individual who made the transmission, (iii) the signature of such individual and (iv) a general description of the nature of the items transmitted sufficient to distinguish the transmission from other transmissions.

(b)          To the extent that any party discovers any Acquired Asset that should have been transferred or assigned to Buyer but was not so transferred or assigned (each an “Optional Asset”), then such party will promptly provide written notice to the other parties identifying such Optional Asset. Within thirty (30) days after the date of such notice, Buyer will have the right to inspect such Optional Asset and all information relating thereto, and elect, in Buyer’s sole discretion, whether to accept or reject the transfer of such Optional Asset. If Buyer rejects such Optional Asset, then such Optional Asset will be considered an Excluded Asset hereunder. If Buyer elects to accept the transfer of such Optional Asset, then the Seller Entities agree to, without further consideration, sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from the Seller Entities, free and clear from any Liens, all right, title and interest of the Seller Entities or any of their respective Affiliates in and to such Optional Asset. The parties will cooperate and promptly execute and deliver any instruments of transfer or assignment reasonably requested by Buyer to effect such transfer and assignment to Buyer.

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ARTICLE II

purchase price

2.1           Purchase Price.

(a)          The aggregate purchase price (the “Purchase Price”) payable by Parent, on behalf of Buyer, for the Acquired Assets shall be (i) Forty-Seven Million Four Hundred Thousand Dollars ($47,400,000), subject to adjustment pursuant to Section 2.2 (the “Cash Purchase Price”), minus (ii) the amount payable pursuant to the Merger Agreements allocated among the Merger Entities as set forth in Schedule 2.1(a), plus (ii) the issuance and delivery of the Warrant to SBEEG or SBERG, as designated by SBEEG in writing at least three (3) business days prior to the Closing Date (the “Warrant Holder”).

(b)          At the Closing, Parent, on behalf of Buyer, shall pay the Cash Purchase Price, allocated among the Seller Entities as set forth in Section 2.1(c), the Cash Purchase Price shall be paid by Parent, on behalf of Buyer, to the Seller Entities in cash by wire transfer of immediately available funds, payable to and allocated among the Seller Entities in accordance with Section 2.1(c) below.

(c)          The Cash Purchase Price shall be allocated among the Seller Entities as set forth in Schedule 2.1(c), which the Seller Entities shall provide to Buyer and Parent, together with wire information for each Seller Entity to receive a portion of the Cash Purchase Price and certified by the manager of each Seller Entity, at least three (3) Business Days prior to Closing, and shall be attached to this Agreement.

2.2           Tax Withholding. Buyer, Parent, their respective Affiliates, or any other applicable withholding agent shall be entitled, after providing notice to the Seller Entities and engaging in good faith discussion as to the appropriateness of any withholding, to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the provisions of any applicable Laws. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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2.3           Allocation of Purchase Price. The Purchase Price allocated to each Seller Entity in accordance with Schedule 2.1(c) shall be further allocated among the Acquired Assets transferred and sold by such Seller Entity as determined by Parent in accordance with Code Section 1060 (and any similar provisions of state or local Law, as appropriate) and shall be set forth in a schedule delivered by the Parent to the Seller Entities within one hundred twenty (120) days following the Closing Date (the “Proposed Allocation Schedule”). The Seller Entities shall have an opportunity to review the Proposed Allocation Schedule for a period of thirty (30) days after the receipt of the Proposed Allocation Schedule. If the Seller Entities disagree with any aspect of the Proposed Allocation Schedule, the Seller Entities shall notify the Parent, in writing, prior to the end of such thirty (30)-day period (an “Allocation Dispute Notice”), setting forth Seller Entities’ proposed allocation of the Purchase Price. If the Seller Entities do not deliver to the Parent an Allocation Dispute Notice within such thirty (30)-day period, the Parent’s Proposed Allocation Schedule shall be final and binding on the parties. If the Seller Entities deliver an Allocation Dispute Notice to the Parent, Parent and the Seller Entities shall negotiate in good faith to resolve any such dispute; provided, however, that if Parent and the Seller Entities are unable to resolve any such dispute within thirty (30) days following the delivery of the Allocation Dispute Notice, then such dispute shall be resolved by an independent public accounting firm mutually agreeable to Parent, on the one hand, and the Seller Entities, on the other hand (the “Dispute Accounting Firm”). The fees and expenses of the Dispute Accounting Firm shall be borne equally by the Seller Entities and Parent. Buyer, Parent, the Seller Entities and their respective Affiliates shall file all Tax Returns (including IRS Form 8594) consistent with the final allocation of the Purchase Price determined hereunder (as reasonably adjusted to account for events occurring after the determination of the final allocation of the Purchase Price) and none of Buyer, Parent, the Seller Entities or their respective Affiliates shall take any Tax position inconsistent with the final allocation of the Purchase Price determined hereunder unless required to do so by a change in applicable Laws or a good faith resolution of a Tax contest.

2.4           Purchase Price Adjustments. Any amount paid as an indemnification payment pursuant to the terms of this Agreement shall be treated as an adjustment to the purchase price of the Acquired Assets. Any amounts paid pursuant to any Related Agreement, Merger Agreement or other agreement between the parties or their Affiliates shall not be treated as an adjustment to the purchase price of the Acquired Assets unless specifically provided for in such agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES of
THE SELLER ENTITIES

Except as disclosed by the Seller Entities in the disclosure schedule, dated as of the date of this Agreement and delivered by the Seller Entities to Buyer and Parent (the “Disclosure Schedule”), each Seller Entity, jointly and severally, hereby represent and warrant to Buyer and Parent that the representations and warranties contained in this Article III are true, complete and correct as of the date hereof and as of the Closing Date.

3.1           Organization, Good Standing and Qualification of the Seller Entities. Section 3.1 of the Disclosure Schedule contains a complete and accurate list of each Seller Entity’s jurisdiction of formation. Each Seller Entity is validly existing and in good standing under the Laws of the state of its formation. Each Seller Entity is duly qualified or licensed as a foreign corporation to do business and is in good standing under the Laws of each jurisdiction where the character of the Acquired Assets or the nature of the operation of the Business makes such qualification or licensing necessary, which jurisdictions are set forth in Section 3.1 of the Disclosure Schedule. Each Seller Entity and their Affiliates have all requisite power and authority, and are in possession of all Approvals necessary, to own, lease and operate the Acquired Assets and to carry on the Business as it is now being conducted and currently proposed to be conducted.

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3.2           [Intentionally omitted].

3.3           Authorization; Binding Obligation. Each Seller Entity (and, if applicable, one or more of their Affiliates) has all necessary power and authority to execute and deliver this Agreement, each Related Agreement and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any Related Agreement, and to perform each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller Entity (and, if applicable, one or more of its Affiliates) of this Agreement and each Related Agreement, the performance of its obligations hereunder and thereunder, and the consummation by such Seller Entity (and, if applicable, one or more of its Affiliates) of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite action on the part of such Seller Entity (and, if applicable, one or more of its Affiliates), and no other corporate proceedings on such Seller Entity’s (or, if applicable, one or more of its Affiliates’) part is necessary to authorize this Agreement or any Related Agreement or to consummate the transactions so contemplated herein and therein. This Agreement has been duly and validly executed and delivered by each Seller Entity (and, if applicable, one or more of their Affiliates), and each Related Agreement, when executed and delivered by such Seller Entity (and, if applicable, one or more of its Affiliates), is or will be duly and validly executed and delivered by such Seller Entity (and, if applicable, one or more of its Affiliates) and this Agreement and each Related Agreement constitutes or will constitute, a legal, valid and binding obligation of such Seller Entity (and, if applicable, one or more of its Affiliates), enforceable against such Seller Entity (and, if applicable, one or more of its Affiliates) in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.4           Consents and Approvals. Except as set forth in Section 3.4 of the Disclosure Schedule, the execution and delivery by each Seller Entity (and, if applicable, one or more of its Affiliates) of this Agreement, the Related Agreements or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by such Seller Entity (and, if applicable, one or more of its Affiliates) do not, and the performance of this Agreement, the Related Agreements and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by such Seller Entity (and, if applicable, one or more of its Affiliates) shall not require such Seller Entity (or, if applicable, one or more of its Affiliates) to provide notice to, obtain any consent of or take any other action in respect of any Person or obtain Approval of, observe any waiting period imposed by, make any filing with or notification to, or take any other action in respect of any Governmental Authority; provided that Seller is relying on the representation of Buyer and Parent set forth in the last sentence of Section 4.3 below in making the representations and warranties set forth in this Section 3.4.

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3.5           No Violation. Except as set forth in Section 3.5 of the Disclosure Schedule, the execution and delivery by each Seller Entity (and, if applicable, one or more of its Affiliates) of this Agreement, the Related Agreements or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by such Seller Entity (and, if applicable, one or more of its Affiliates) do not, and the performance of this Agreement, the Related Agreements or any other instrument or document required by this Agreement and/or any Related Agreement to be executed and delivered by such Seller Entity (and, if applicable, one or more of its Affiliates) will not, (a) conflict with, violate or breach the Organizational Documents of such Seller Entity (or, if applicable, one or more of its Affiliates), (b) conflict with or violate any Law or Order applicable to such Seller Entity (or, if applicable, one or more of its Affiliates) or by which it or any of the Acquired Assets, any Restaurant or the Business is bound or affected or (c) conflict with or result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a breach, violation or default) under, or impair the rights of such Seller Entity (or, if applicable, one or more of its Affiliates) or alter the rights or obligations of any third party under, or result in or give to others any rights of termination, amendment, modification, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Contract or other instrument or obligation to which such Seller Entity (or, if applicable, one or more of its Affiliates) is a party or is otherwise bound, or any Approval to which such Seller Entity (or, if applicable, one or more of its Affiliates) is a party or by which such Seller Entity (or, if applicable, one or more of its Affiliates), the Acquired Assets, any Restaurant, the Business or any of Seller’s (or, if applicable, one or more of its Affiliates’) properties are bound or affected.

3.6           Licenses and Permits. Each Seller Entity or its Affiliates have, and have had at all relevant times, all Approvals and Orders that are or were necessary in order to own and operate the Acquired Assets and which are listed in Section 3.6 of the Disclosure Schedule.

3.7           Legal Proceedings. There is no Action pending or, to the knowledge of the Seller Entities, threatened by or against or affecting any Seller Entity or Acquired Asset that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or (b) otherwise prevent any Seller Entity from (i) executing and delivering this Agreement or the Related Agreements to which any Seller Entity is a party or (ii) performing such Seller Entity’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which such Seller Entity is a party. There are no outstanding Orders against, involving or affecting the Business or the Acquired Assets, and no Seller Entity is in default with respect to any such Order of which it has knowledge or was served upon it.

3.8           Compliance with Laws. Each Seller Entity and its Affiliates have complied and are in compliance with all Laws applicable to the Acquired Assets, and such Seller Entity’s ownership, use or operation thereof except where such failure to be in compliance could have a Business Material Adverse Effect. No Seller Entity and none any of their respective Affiliates has received any written notice to the effect that, or otherwise been advised that, such Seller Entity or any of its Affiliates is not in compliance with any such Laws, and each Seller Entity has no reason to anticipate that any existing circumstances is likely to result in an Action or a violation of any such Law. No investigation or review by any Governmental Authority with respect to the Acquired Assets is pending or, to the knowledge of the Seller Entities, threatened, nor has any Governmental Authority indicated an intention to conduct the same.

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3.9           Taxes.

(a)          All Taxes payable by each Seller Entity or any of its Affiliates (or any affiliated, consolidated, combined unitary or similar group of which Seller is or was a member), including but not limited to in respect of the Acquired Assets, have been timely paid, including but not limited to any Taxes the non-payment of which would result in a Lien on any Acquired Asset or as would otherwise adversely affect the Acquired Assets or would result in Buyer or Parent becoming liable or responsible therefor.

(b)          All federal income Tax and other material Tax Returns required to be filed by or on behalf of each Seller Entity or any of its Affiliates (or any affiliated, consolidated, combined unitary or similar group of which Seller is or was a member), including with respect to the Acquired Assets, have been timely filed, and all such Tax Returns are true, complete and correct in all material respects and have been filed in accordance within all applicable Law; no Seller Entity nor any of its Affiliates has been informed in writing by any jurisdiction that such jurisdiction believes that such Seller Entity or any of its Affiliates is or was required to file any Tax Return in respect of the Business or the Acquired Assets.

(c)          All Taxes that any Seller Entity or any of its respective Affiliates is or was required by Law to have withheld, including in connection with the Acquired Assets, to any employee, independent contractor, creditor, stockholder, or other third party have been duly withheld or collected and timely paid to the proper Governmental Authority, and such Seller Entity and its Affiliates have complied with all reporting and recordkeeping requirements. Each Seller Entity has properly classified all personnel as either employees or independent contractors.

(d)          No unpaid Tax deficiency has been asserted against or with respect to the Acquired Assets or the Business in writing and no Seller Entity nor any of its respective Affiliates has received written notice of any such assertion.

(e)          No Seller Entity is or has been a partnership the disposition of an interest in which would be subject to withholding under Code Section 1445(e)(5) or Code Section 897(g) and no withholding pursuant to Code Section 1445 will be required in connection with this Agreement or the transactions contemplated hereby.

(f)          Neither the Buyer nor Parent will be required to include any amount in taxable income for any taxable period or portion thereof ending after the Closing Date with respect to any (i) cash or cash equivalents received on or prior to the Closing Date or (ii) income economically accrued on or prior to the Closing Date.

(g)          No Seller Entity (or its Affiliates) is or has been required to make any adjustment to any Tax accounting method used with respect to the Acquired Assets or the Business and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes currently nor has there been in the past four (4) years. No Governmental Authority has proposed in writing any such adjustment or change in accounting method of, or that is being used with respect to, the Acquired Assets or the Business.

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(h)          No Seller Entity (i) has never been a member of any “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return or any other consolidated, combined, or unitary group for federal, state, local or foreign Tax purposes; (ii) is a party to any contractual obligation relating to Tax sharing, Tax allocation or any similar arrangement; or (iii) has any liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar or analogous law or administrative provision of federal, state, local or foreign Tax law), as a transferee or successor, or by contract or otherwise.

(i)          There are no Liens with respect to Taxes upon any of the Acquired Assets.

(j)          No Tax Return in respect of any Acquired Assets is currently being audited by any Governmental Authority and no examination or audit of any such Tax Return is currently threatened in writing by any Governmental Authority.

(k)          There is no pending or threatened Action in writing concerning any Tax Liability of any Seller Entity, any of its respective Affiliates, or otherwise concerning the Acquired Assets or the Business. No assessment or deficiency for any Tax or adjustment to any Tax item has been proposed or threatened in writing against a Seller Entity. Each Seller Entity has delivered to Buyer and Parent accurate and complete copies of all Tax Returns, examination reports and statements of deficiencies filed, assessed against or agreed to by each Seller Entity or any of its Affiliates since June 30, 2012.

(l)          No Seller Entity and none of its respective Affiliates has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Seller Entity and none of its respective Affiliates has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Seller Entity or any of its respective Affiliates.

(m)          No Seller Entity has engaged in or promoted any “listed transaction” (within the meaning of Code Section 6707A(c)(2) or Treasury Regulation 1.6011-4(b)(2)).

3.10        Assigned Contracts.

(a)          No Seller Entity and none of its respective Affiliates is in breach or default under the terms of any Assigned Contract and there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default, nor has such Seller Entity received any notice of any breach or default or alleged breach or default under any Assigned Contract. To the knowledge of the Seller Entities, no other party to any Assigned Contract is in breach or default under the terms thereof, and, to the knowledge of Seller Entities, there exists no event, condition or occurrence that (with or without due notice or lapse of time, or both) would constitute such a breach or default by any such party, nor has any Seller Entity received any notice of any breach or default by any such party.

(b)          The Assigned Contracts are in full force and effect and are valid and binding obligations of each Seller Entity or an Affiliate thereof and, to the knowledge of the Seller Entities, the other parties thereto. No Seller Entity has received any notice from any other party to an Assigned Contract of the termination or threatened termination thereof, or of any claim, dispute or controversy with respect thereto, nor is there any basis therefor.

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(c)          No consent of, or notice to, any third party is required under any Assigned Contract as a result of or in connection with, and neither the enforceability nor any of the terms or provisions of any Assigned Contract will be affected in any manner by, the execution, delivery and performance of this Agreement or any Related Agreement, or the transactions contemplated hereby or thereby.

(d)          The Assigned Contracts together with all Contracts and assets of the Merger Entities constitute all of the Contracts and assets necessary for the use of the Acquired Assets and operation of the Business in substantially the same manner as conducted by the Seller Entities prior to the Closing.

3.11        Intellectual Property.

(a)          Section 3.11(a) of the Disclosure Schedule sets forth a complete and accurate list of all registered and applied for Trademarks and Internet domain names comprising the IP Assets and used in the operation of the Business, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued (or date filed). There are no United States or foreign Patents or registered Copyrights used, or held for use, by any Seller Entity or any of its respective Affiliates in connection with the Business. Except as set forth on Section 3.11(a) of the Disclosure Schedule, all registered and applied for Trademarks included in the IP Assets that are currently pending are in compliance with all legal requirements (including the timely filing of responses, statements or affidavits of use and incontestability and renewal applications and required fees), are valid and enforceable, and are not subject to any fees, responses or actions falling due within ninety (90) days after the Closing Date. Except as set forth on Section 3.11(a) of the Disclosure Schedule, no such Trademark has been or is now involved in any opposition or cancellation proceeding before the USPTO or any similar foreign authority and, to the knowledge of the Seller Entities, no such Action is threatened with respect to any of such Trademarks. No copyrightable work included in the IP Assets has been or is now involved in any litigation. Except as set forth in Section 3.11(a) of the Disclosure Schedule, to the knowledge of the Seller Entities, there are no Trademarks of any third party potentially conflicting with the Trademarks included in the IP Assets.

(b)          Section 3.11(b) of the Disclosure Schedule sets forth a complete and accurate list of all agreements relating to IP Assets, including, without limitation, all license agreements granting any right to use or practice any rights under any IP Assets (“Licensed Intellectual Property”), whether or not any Seller Entity or any of its respective Affiliates is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, Orders, settlements, indemnification or similar obligations relating to any Licensed Intellectual Property to which such Seller Entity or any of its Affiliates is a party or otherwise bound (collectively, the “IP Agreements”), indicating for each the title, the parties, the date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby. The Seller Entities have delivered to Buyer and Parent complete and accurate copies of all Assigned Contracts and all Contracts listed in Section 3.11(b) of the Disclosure Schedule, including all amendments and other changes thereto. Except as set forth in Section 3.11(b) of the Disclosure Schedule, all of the agreements listed thereon are Assigned Contracts.

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(c)          Except as set forth in Section 3.11(c) of the Disclosure Schedule, the Seller Entities (or, if applicable, an Affiliate thereof) are the sole and exclusive owners of the entire and unencumbered right, title, and interest in and to the IP Assets and the IP Assets are free and clear of any covenants not to sue, liens, pledges, joint ownership obligations and duties, security interests, judgments, Orders, or any determination of an arbiter placed by the Seller Entities (or, if applicable, an Affiliate thereof) or placed upon Seller Entities’ interest (or, if applicable, the interest of an Affiliate thereof). The IP Assets constitute all of the Intellectual Property used in or necessary for the operation of the Business and use of the Acquired Assets as currently conducted and, assuming that Parent operates the Business and uses the Acquired Assets in substantially the same manner as proposed to be conducted by the Seller Entities prior to the Closing, as proposed to be conducted, including all Intellectual Property necessary to make use of, the Brands.

(d)          Except as set forth in Section 3.11(d) of the Disclosure Schedule, no royalties, honoraria or other fees are payable to any third parties for the use of or right to use any IP Assets. Except as set forth in Section 3.11(d) of the Disclosure Schedule, all inventions, discoveries, Trade Secrets, ideas and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by employees of a Seller Entity or its respective Affiliates are the exclusive property of such Seller Entity or its Affiliates and were either created, prepared, developed or conceived by (i) employees within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to such Seller Entity or any of its Affiliates pursuant to enforceable written agreements.

(e)          Except as set forth in Section 3.11(e) of the Disclosure Schedule, the operation of the Business and/or services of the Seller Entities or any of their Affiliates, and the use of the IP Assets in connection therewith has not, does not and will not, when conducted in substantially the same manner following the Closing, infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person or constitute unfair trade practices. No Seller Entity and none of its respective Affiliates has received notice of any allegation that the use of any of the IP Assets or operation of the Business as currently conducted or proposed to be conducted would infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person, nor are the Seller Entities aware of any basis for such a claim. Except as set forth in Section 3.11(e) of the Disclosure Schedule, to the knowledge of the Seller Entities, no Person is misappropriating, infringing, violating or making unlawful use of any IP Assets, nor are the Seller Entities aware of any basis for such a claim. There is no Action pending or, to the knowledge of the Seller Entities, threatened alleging that the operation of the Business or IP Assets infringe upon, violate or constitute the unauthorized use of the Intellectual Property or other rights of any other Person, nor are the Seller Entities aware of any basis for such a claim.

(f)          Except as set forth on Section 3.11(f) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not require such Seller Entity or any of its Affiliates to grant to any third party any right to any IP Assets or obligate such Seller Entity or any of its Affiliates to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any IP Assets.

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(g)          There is no Software which constitutes, or is incorporated into, the IP Assets.

(h)          Reserved.

(i)          Except pursuant to enforceable confidentiality obligations in favor of the Seller Entities, there has been no disclosure to any third party of any confidential information or Trade Secrets included in the IP Assets, and no current or former employee, consultant, contractor or potential partner or investor of any Seller Entity or any of its respective Affiliates is in unauthorized possession of any of the confidential information, Trade Secrets or Software included in the IP Assets.

(j)          Following the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing. To the knowledge of the Seller Entities, each Seller Entity and its Affiliates have complied and are in compliance with all applicable privacy Laws, and all information contained in the Databases has been collected, used and maintained in accordance with all applicable privacy Laws. Each Seller Entity has the right to sell and assign all of its rights in and to, or provide shared access to, the Databases and all information contained therein in the United States, and any such sale and assignment or provision of shared access will not violate any privacy policy applicable to the information contained therein at the time it was collected provided that such Seller Entity and each other party with shared access uses all information contained in the Databases in accordance with the terms of the privacy policy under which such information was collected.

3.12         Absence of Restrictions on Business Activities. There is no Contract or Order binding upon any of the Acquired Assets that has had or could reasonably be expected to have the effect of prohibiting or impairing any business practice of Buyer or Parent, any acquisition of property (tangible or intangible) by Buyer or Parent, the operation of the Business by Buyer or otherwise limiting the freedom of Buyer or Parent to engage in any line of business or to compete with any Person.

3.13         No Brokers. Except as set forth in Section 3.13 of the Disclosure Schedule, no Seller Entity and none of its respective Affiliates nor any of their respective Representatives has employed or engaged, either directly or indirectly, or incurred or will incur any Liability to or is subject to any claim of, any broker, finder, investment banker or other agent or intermediary in connection with the transactions contemplated by this Agreement.

3.14         8-K Information. The information to be supplied by each Seller Entity for inclusion in each 8-K shall not at the time such 8-K is filed with the Securities and Exchange Commission (the “SEC”) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

3.15         Disclosure. Neither this Agreement (including the exhibits and schedules hereto) nor any other agreement, document or certificate delivered or to be delivered to Buyer or Parent by or on behalf of Seller pursuant to the terms of this Agreement, including the Disclosure Schedule, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary, with respect to the Acquired Assets, in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact within the knowledge of the Seller Entities that has not been disclosed in this Agreement and that could have a Business Material Adverse Effect.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Except as disclosed by Buyer or Parent in the disclosure schedule, dated as of the date of this Agreement and delivered by Buyer to the Seller Entities (the “Buyer Disclosure Schedule”), Buyer and Parent, on a joint and several basis, hereby represent and warrant to the Seller Entities that the representations and warranties contained in this Article VI are true, complete and correct as of the date hereof and the Closing Date.

4.1           Organization and Good Standing. Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

4.2           Authorization; Binding Obligation. Each of Buyer and Parent has all necessary corporate power and authority to execute and deliver this Agreement and each Related Agreement to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Related Agreement, to issue the Warrant and to perform all of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer and Parent of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation by each of Buyer and Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of each of Buyer and Parent, respectively, and no other corporate proceedings on the part of Buyer or Parent are necessary to authorize this Agreement or any Related Agreement to which it is, or will become, a party or to consummate the transactions so contemplated herein and therein. This Agreement has been duly and validly executed and delivered by each of Buyer and Parent, and each Related Agreement to which Buyer or Parent is a party, when executed and delivered by such party, is or will be duly and validly executed and delivered by such party, and this Agreement constitutes, and each Related Agreement to which Buyer or Parent is or will become a party when executed and delivered by such party constitutes or will constitute, a legal, valid and binding obligation of such party enforceable against such party in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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4.3           Consents and Approvals. Except as set forth in Section 6.3 of the Buyer Disclosure Schedule, the execution and delivery by each of Buyer and Parent of this Agreement, the Related Agreements to which Buyer or Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer or Parent do not, and the performance of this Agreement, the Related Agreements to which Buyer or Parent is a party and any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer or Parent shall not, require Buyer or Parent to provide notice to, obtain any consent of or take any other action in respect of any Person or obtain Approval of, observe any waiting period imposed by, make any filing with or notification to, or take any other action in respect of any Governmental Authority except for (i) any filings as may be required under applicable state and federal securities Laws in connection with the issuance of the Warrant, (ii) any filings required with the Financial Industry Regulatory Authority, Inc. (“FINRA”), or (iii) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended the (“Exchange Act”). Parent represents that it has determined in good faith that the aggregate value of the transactions contemplated in this Agreement and the Merger Agreements as determined under the HSR Act and related rules does not exceed the current threshold of $76.3 million under Section 18a(a)(2)(B)(i) of the Clayton Act. This valuation is based in whole or in part on Parent's good faith determination of the fair market valuation of the non-exempt voting securities, non-corporate interests and/or assets to be held as a result of the transactions contemplated in this Agreement and the Merger Agreements.

4.4           No Violation. The execution and delivery by each of Buyer and Parent of this Agreement, the Related Agreements to which Buyer or Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer or Parent do not, and the performance of this Agreement, the Related Agreements to which Buyer or Parent is a party or any other instrument or document required by this Agreement or any Related Agreement to be executed and delivered by Buyer or Parent will not, (a) conflict with or violate the Organizational Documents of such party, (b) conflict with or violate any Law or Order applicable to such party or (c) result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any material Contract to which such party is a party, in any case, except where such conflict or breach would not reasonably be likely to have a material adverse effect on such party’s ability to consummate the transactions contemplated hereby.

4.5           Legal Proceedings. There is no Action pending or, to the knowledge of Buyer, threatened by or against or affecting Buyer or Parent that would (a) give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or (b) otherwise prevent Buyer or Parent from (i) executing and delivering this Agreement or the Related Agreements to which it is a party or (ii) performing such party’s obligations pursuant to, or observing any of the terms and provisions of, this Agreement or the Related Agreements to which it is a party.

4.6           Valid Issuance of Warrant. Assuming the accuracy of the representations and warranties made by the Warrant Holder in the Warrant, the Warrant being issued to the Warrant Holder hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws or Liens created by or imposed by the Warrant Holder. The shares of Common Stock issuable upon exercise of the Warrant will be as of the Closing Date duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrant will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

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4.7          SEC Filings.

(a)          Since October 16, 2013, Parent has timely filed (including any extension permitted under the SEC’s rules) or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the means the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents (i) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of any material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.

(b)          All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (i) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent in all material respects as of the times and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Parent as of the dates and for the periods referred to therein. Without limiting the generality of the foregoing, (i) no independent public accountant of Parent has resigned or been dismissed as independent public accountant of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

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ARTICLE V

COVENANTS

5.1          Conduct of Business Pending Closing.

(a)          Each Seller Entity covenants and agrees that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as Parent shall otherwise consent in writing, such Seller Entity shall (and shall cause its Affiliates, as applicable, to):

(i)          Conduct operation of the Business only in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice;

(ii)         preserve intact the Acquired Assets in the ordinary course of business and in a manner consistent with past practice; and

(iii)        use its commercially reasonable efforts to maintain in effect the Assigned Contracts.

(b)          Each Seller Entity covenants and agrees that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as Buyer shall otherwise consent in writing, such Seller Entity shall not (and shall not permit any of its Affiliates, as applicable, to):

(i)          sell, transfer, lease, license, sublicense, grant or otherwise dispose of any Acquired Asset, other than sales of Inventory in the ordinary course of business;

(ii)         amend or modify in any material way, or terminate, any Assigned Contract;

(iii)        create, incur, suffer to exist or assume any Lien on any of the Acquired Assets;

(iv)        sell, transfer, lease, license, sublicense, mortgage, pledge, encumber, grant or otherwise dispose of any of the Acquired Assets, or any rights to the Acquired Assets, omit to take any action the consequence of which adversely affects or could adversely affect any rights of such Seller Entity or any of its Affiliates to any of the Acquired Assets, amend or modify in any material way any existing agreements with respect to any of the Acquired Assets, disclose trade secrets to a third party or abandon or permit to lapse any rights of such Seller Entity or any of its Affiliates to any of the Acquired Assets;

(v)         fail to maintain in full force and effect all insurance currently in effect with respect to the Acquired Assets;

(vi)        adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

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(vii)       in each case as it concerns the Acquired Assets, (1) make, revoke, or modify any Tax election; (2) change any Tax accounting period or method; (3) file any amended Tax Return; (4) enter into any closing agreement with respect to Taxes; (5) settle any material Tax claim or assessment; or (6) consent to any extension or waiver of the limitations period for the assessment of any Tax;

(viii)      take any action or fail to take any action that would result in any of the representations and warranties set forth in Article III becoming false or inaccurate, that would, individually or in the aggregate, have a Business Material Adverse Effect, or that would impair the ability of such Seller Entity to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation.

(c)          SBEEG and each Assigning Entity covenants and agrees that, between the date hereof and the Closing Date, or the earlier termination of this Agreement, except as Parent shall otherwise consent in writing, SBEEG and such Assigning Entity shall (and shall cause its Affiliates, as applicable, to):

(i)          preserve intact any Acquired Assets owned or controlled by SBEEG or such Assigning Entity in the ordinary course of business and in a manner consistent with past practice;

(ii)         cause all ownership interests in any IP Assets or Assigned Contract, including, without limitation, each of the Alshaya Agreement, the Emelah Agreement, the Uechi Agreements and the PHS Agreement, to the extent the same is not currently owned entirely be the Seller Entities to be assigned to the Seller Entities; and

(iii)        use its commercially reasonable efforts to maintain in effect the Assigned Contracts.

5.2          Cooperation; Approvals, Filings and Consents.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby and to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article VI, as applicable to each of them.

(b)          The Seller Entities, Buyer and Parent shall, as promptly as practicable, use commercially reasonable efforts to obtain all necessary Approvals from Governmental Authorities and make all other necessary registrations and filings under applicable Law required to be obtained or made by each of them in connection with the authorization, execution and delivery of this Agreement, the Merger Agreements and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, if any.

(c)          Each Seller Entity shall use its best efforts to obtain as promptly as practicable all other consents and novations from third parties and Governmental Authorities that, in the reasonable discretion of Parent, are necessary or desirable for the consummation of the transactions contemplated by this Agreement (“Third Party Consents”), including those Third Party Consents set forth on Schedule 7.2(c).

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5.3          Access to Information. Prior to the Closing Date and upon reasonable notice, each Seller Entity shall afford to the Representatives of Buyer reasonable access during normal working hours to all of its properties, books, Contracts and records relating to the Acquired Assets, and the Seller Entities shall furnish promptly to Parent and Buyer all information concerning its properties, books, Contracts, records and personnel which relate to the Acquired Assets, as Parent or Buyer may reasonably request. Seller shall make available to the Representatives of Buyer or Parent upon the reasonable request of Buyer or Parent and during normal working hours all officers, employees, accountants, counsel and other Representatives of the Seller Entities as Buyer or Parent may reasonably request. Each Seller Entity shall use its best efforts to make available to the Representatives of Buyer or Parent, upon the reasonable request of Buyer or Parent, such suppliers of the Business or other Persons with whom such Seller Entity or any of its Affiliates maintains a similar business or commercial relationship with respect to the Acquired Assets or the Business. No investigation pursuant to this Section 5.3 or otherwise shall affect any representations, warranties, covenants or agreements of the Seller Entities set forth herein.

5.4          Notice of Certain Events.

(a)          During the period from the date hereof until the Closing or the earlier termination of this Agreement, the Seller Entities shall promptly notify Parent and Buyer in writing of (i) the discovery by the Seller Entities of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Seller Entities in this Agreement, (ii) any Action, event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that causes or constitutes, or could reasonably be expected to cause or constitute, an inaccuracy in or breach of any representation or warranty made by the Seller Entities in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such Action, event, condition, fact or circumstance or (B) such Action, event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement, (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any party hereto to effect the transactions contemplated by this Agreement to not be satisfied and (iv) any breach of any covenant or obligation of the Seller Entities. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 5.4 requires any change in the Disclosure Schedule, the Seller Entities shall promptly deliver to Buyer an update to the Disclosure Schedule specifying such change.

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(b)          Without limiting the provisions of Section 5.4(a), prior to the Closing Date or the earlier termination of this Agreement, the Seller Entities shall give prompt written notice to Parent and Buyer of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with any Approval regarding the transactions contemplated by this Agreement, (iii) any Action commenced or threatened relating to or involving or otherwise affecting any Acquired Assets or the transactions contemplated by this Agreement, (iv) the occurrence of a breach or default or event that, with notice or lapse of time or both, would or would reasonably be expected to constitute a breach or default under any Assigned Contract or (v) any change, event or circumstance that would reasonably be expected to materially delay or impede the ability of the Seller Entities to consummate the transactions contemplated by this Agreement or to fulfill its or his obligations set forth herein or that could reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

5.5           Public Announcements. Promptly following each of the signing of this Agreement and the Closing, Parent and the Seller Entities shall jointly issue a press release, in a form reasonably agreed to by Parent and the Seller Entities, with respect to the transactions contemplated hereby and by the Merger Agreements. No party shall issue or permit any of its respective Affiliates to issue any press release or other public announcement with respect to this Agreement or the Merger Agreements or the transactions contemplated hereby or thereby without the prior consent of the other parties hereto, such consent not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Section 5.5 or Section 5.8, none of Parent or any Seller Entities or any of their respective Affiliates shall be prohibited from making any disclosure (a) required by applicable Laws (in which case the party required to make the release or statement shall allow the other parties reasonable time to comment on such release or statement in advance of such issuance to the extent permitted by applicable Laws) or (b) made in connection with the enforcement of any rights or remedies relating to this Agreement or the transactions contemplated hereby.

5.6           Use of Names. From and after the Closing, except to the extent otherwise provided in the BLA, no Seller Entity or any of their respective Affiliates shall use or permit to be used any names or other Trademarks included in the Acquired Assets or any derivations thereof. Within thirty (30) days after the Closing Date, the Seller Entities shall legally change the entity names of each Seller Entity and all other Affiliates of any such entity containing the word “Katsuya,” “Katsu,” “Cleo” or derivation thereof to a name not containing any such word or derivation thereof, and shall deliver written evidence of such change to Parent within ten (10) days after receipt of such evidence from the secretary of state of the state of organization of such entity.

5.7          Certain Tax Matters.

(a)          All Taxes imposed or levied by reason of, in connection with or attributable to the sale, assignment and transfer of the Acquired Assets contemplated hereunder, including any assignment contemplated by the Transfer Documents (collectively, “Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and the Seller Entities, on the other hand.

(b)          Parent, Buyer, the Seller Entities and their Affiliates shall provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, application for exemption or refund, audit or other examination by any Governmental Authority or action, suit, proceeding, claim, arbitration or investigation relating to Liability for Taxes in connection with the Acquired Assets.

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5.8          Non-Competition, Non-Solicitation and Confidentiality.

(a)          For a period of forty-two (42) months from and after the Closing Date (the “Restricted Period”) and except to the extent otherwise provided in the BLA, no Seller Entity shall, nor shall any Seller Entity permit, cause or encourage any of their respective Affiliates to, engage or participate in, directly or indirectly, or otherwise advise, consult with, invest in, lend money to or have any other financial interest in, directly or indirectly, anywhere in the world, any (i) high end or fine dining Japanese restaurant concept or (ii) a restaurant concept which is substantially similar to the Seller Entities’ “Cleo” restaurant concept as the same exists as of the Effective Date anywhere in the world (a “Competitive Business”). For the avoidance of doubt, Competitive Business shall not include any “fast casual” restaurants.

(b)          For a period of (i) eighteen (18) months from and after the Closing Date, with respect to any general manager or chef of any Restaurant, and (ii) twelve (12) months from and after the Closing Date, for all other employees referred to in this Section 5.8(b), no Seller Entity shall, nor shall any Seller Entity permit, cause or encourage any of their respective Affiliates to, recruit, solicit, offer employment to, employ or engage as a consultant, any employee of the Restaurants who accepts employment or engagement with Buyer or any of its Affiliates (including any Merger Entity) at any time following the Closing; provided, however, that the foregoing shall not prevent any Seller Entity or any of their respective Affiliates from hiring, offering to hire or otherwise engaging any such employee who responds to a general solicitation or advertisement.

(c)          Each Seller Entity acknowledges and agrees that Buyer and Parent are acquiring from the Seller Entities and their respective Affiliates certain trade secrets and other confidential and proprietary information relating to, or used in connection with, the Acquired Assets, including confidential information included in the IP Assets (collectively, the “Confidential Information”), and that Buyer and Parent expect each Seller Entity and their respective Affiliates to protect the confidentiality of the Confidential Information. Accordingly, each Seller Entity covenants and agrees that, from and after the date hereof, they shall, and shall cause their respective Affiliates to, hold the Confidential Information in the strictest confidence and shall not use or disclose to any Person, directly or indirectly, any Confidential Information for any purpose whatsoever; provided, however, that a Seller Entity may disclose Confidential Information (i) as is required by Law or by legal, judicial or regulatory process; or (ii) that has become available to the public generally other than by acts by any Seller Entity, any of their respective Affiliates or any of their respective Representatives in violation of this Agreement or any other obligation of confidentiality; provided that, prior to making any such disclosure in the case of the foregoing clause (i), it shall provide reasonable advance notice to Buyer and Parent and reasonable assistance to Buyer and Parent in attempting to obtain a protective Order or other appropriate remedy concerning such disclosure. Each Seller Entity agrees that it shall be responsible for any breach or violation of the provisions of this Section 5.8 by any of its respective Affiliates or its respective Affiliates’ Representatives.

(d)          Each Seller Entity acknowledges that the covenants contained in this Section 5.8 are a material and substantial part of the transaction contemplated by this Agreement and are entered into in connection with and as an inducement to the acquisition by Buyer of the Acquired Assets and the other transactions contemplated by this Agreement, without which Buyer and Parent would be unwilling to enter into this Agreement or consummate the transactions contemplated hereby.

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(e)          Each Seller Entity acknowledges and agrees that (i) the provisions of this Section 5.8 are necessary and reasonable to protect the Confidential Information and the goodwill being acquired by Buyer pursuant to this Agreement; (ii) the specific time, geography and scope of the provisions set forth in this Section 5.8 are reasonable and necessary to protect the business interests of Buyer, Parent and their respective Affiliates as they relate to the Business; and (iii) in the event of a breach of any agreement set forth in this Section 5.8, Buyer and Parent would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, each Seller Entity agrees that in the event of a breach or threatened breach of any of the provisions set forth in this Section 5.8, in addition to such other remedies as Buyer or Parent may have at Law, without posting any bond or security or requirement for proof of actual damages, Buyer or Parent shall be entitled to seek equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or Order shall not affect Buyer or Parent’s right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

(f)          If any provision of this Section 5.8 is held by a Court to be overly broad in duration, geographical coverage, substantive scope, or otherwise, that provision will be narrowed to the broadest term permitted by applicable Law and enforced as so narrowed, and such Court is hereby given express authority by the undersigned to modify the offending provisions hereof without the signature or prior consent of any Seller Entity to the extent necessary to make them enforceable to the fullest extent permitted under applicable Law. Each provision of this Section 5.8 restricting the activities of any Seller Entity in any way is intended to be separate from and enforceable separately from each such other provision.

5.9          No Solicitation of Other Proposals.

(a)          From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VII, the Seller Entities shall not directly or indirectly (a) solicit, initiate, encourage, negotiate or discuss any inquiries, proposals, discussions or offers from or with any Person (other than Parent or Buyer) or enter into any agreement with any such Person (other than Parent or Buyer) relating to, or consummate any Acquisition Proposal or (b) participate in any discussions or negotiations that any of them or any of their respective Representatives have been having with any Person (other than Parent or Buyer) that relate to such matters (it being understood that any such discussions or negotiations shall immediately terminate on the date hereof) and shall not provide any such Person any additional information related to such matters or otherwise assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. Additionally, the Seller Entities will notify Buyer as soon as practicable if any Person makes any proposal, offer, inquiry to or contact with the Seller Entities which constitutes, or that would reasonably be expected to lead to, an Acquisition Proposal together with the material terms and conditions of such proposal, offer, inquiry or contact. For purposes of this Agreement, the term “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Buyer and their respective Affiliates and Representatives) relating to the acquisition, merger, recapitalization or share exchange of any Merger Entity, or any acquisition or license of any material portion of the assets of any Merger Entity or the Acquired Assets, or any purchase of any equity securities or interests (or instruments convertible into equity securities or interests) of any Merger Entity, or any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby.

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(b)          Notwithstanding anything herein to the contrary, this Section 5.9 shall not limit the ability of any Seller Entity to enter into a transaction relating to the acquisition, merger, recapitalization or share exchange of any Seller Entity, or any acquisition or license of any material portion of the assets of any Seller Entity other than the Acquired Assets or the equity interests of the Merger Entities held by such Seller Entity, or any purchase of any equity securities or interests (or instruments convertible into equity securities or interests) of any Seller Entity, provided, however, that any such transaction shall not otherwise limit, conflict or otherwise affect the Seller Entities obligations hereunder or the obligations of the Merger Entities under the Merger Agreements.

5.10         Mutual Cooperation. From and after the Closing Date, the Seller Entities, on the one hand, and Buyer and Parent, on the other hand, shall use their respective reasonable efforts to provide to the other party(ies) (the “requesting party”) such books, records and information and make available to the requesting party such personnel (such party(ies) providing such books, records or information or making available such personnel to the requesting party, the “providing party”), in each case as may be reasonably requested in writing by the requesting party, for the purpose of reasonably assisting the requesting party in responding to Governmental Authority or professional inquiries, making required Governmental Authority filings (including Tax filings) or defending or prosecuting any Action relating to or arising out of the Acquired Assets or the Assumed Liabilities prior to or after the Closing Date; provided that subject to the provisions of Article VII hereof, the requesting party shall promptly reimburse the providing party for any reasonable out-of-pocket expenses incurred by the providing party in connection with the provision of any such assistance (including reasonable legal fees and disbursements), but the requesting party shall not be required to reimburse the providing party for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or other similar expenses paid by the providing party to its Affiliates or related Persons or their respective Representatives while such Persons are providing any such assistance.

5.11         Insurance. Buyer and Parent acknowledges and agrees that, from and after the Closing Date, the Acquired Assets shall cease to be insured by any insurance policies or any self-insured programs of the Seller Entities or their Affiliates. Notwithstanding the foregoing, to the extent that, following the Closing, (a)(i) there are insurance policies maintained by the Seller Entities or any of their Affiliates (the “Seller Insurance Policies”) insuring against any loss, liability, damage or expense relating to the Acquired Assets (“Business Liabilities”) relating to or arising out of acts or omissions occurring or existing on or prior to the Closing and (ii) the Seller Insurance Policies permit claims to be made with respect to such Business Liabilities relating to or arising out of acts or omissions occurring or existing on or prior to the Closing (such claims, the “Business Claims”) and (B)(i) any such Business Claim is assignable, the Seller Entities shall assign such Business Claim to Buyer and (ii) any such Business Claim is not assignable, the Seller Entities shall, and shall cause such Affiliates to, submit and administer the collection of payment in respect of such Business Claim on behalf of Buyer under the Seller Insurance Policies.

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5.12         Parent SEC Filings. Each Seller Entity shall, and shall cause the Merger Entities to, promptly furnish to Parent all financial statements and other information concerning the Acquired Assets or the transactions contemplated by this Agreement and the Merger Agreements that may be required by applicable securities laws or reasonably requested by Parent for inclusion in each Current Report on Form 8-K required to be filed with the SEC by Parent in connection with the signing and Closing of this Agreement (each, an “8-K”), including, without limitation, any financial statements of the Merger Entities and relating to the Acquired Assets (including all required consents). After the Closing Date, each Seller Entity shall, upon Parent’s request and at Parent’s expense, promptly furnish to Parent in writing all information concerning the Acquired Assets that may be required by applicable securities laws or reasonably requested by Parent for inclusion in any Parent SEC Document, including, without limitation, as necessary in connection with a public offering by Parent. Each of the parties hereto agrees to promptly correct any information provided by it for use in any Parent SEC Document, if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable law. The Seller Entities and their counsel shall be given a reasonable opportunity to review any Parent SEC Document relating to the transactions contemplated by this Agreement before it is filed with the SEC, and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Seller Entities and their counsel. In addition, Parent shall provide the Seller Entities and their counsel with copies of any written comments, and shall inform them of any oral comments, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to any Parent SEC Document relating to the transactions contemplated by this Agreement promptly after receipt of such comments, and any written or oral responses thereto. The Seller Entities and their counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Seller Entities and their counsel. Simultaneously with each of the signing of this Agreement and the Closing, Parent shall file an 8-K with the SEC and distribute the related Press Release.

5.13         Financing and Other Cooperation. From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article VII, each Seller Entity shall permit, the Parent and its Affiliates and lenders and its and their Representatives to have reasonable access (at reasonable times following reasonable notice) to the Seller Entities’ premises, properties, books, records and personnel, and provide to the foregoing Persons (a) such contracts, financial and operating data and other information and documents of, or pertaining to, the Seller Entities, the Acquired Assets or the Business, as the Parent, any prospective providers of debt financing or their respective Representatives may reasonably request from time to time and (b) such cooperation in connection with the arrangement of any debt financing as may be reasonably requested by the Parent and Buyer; provided, that in the cases of clauses (a) and (b) such access shall not unreasonably interfere with the conduct by any Seller Entity of its businesses in the ordinary course of business. Each Seller Entity shall make available to the Representatives of Parent upon the reasonable request of Parent and during normal working hours all officers, employees, accountants, counsel and other Representatives of such Seller Entity and its Affiliates as Parent may reasonably request. Each Seller Entity shall use its best efforts to make available to the Representatives of Parent, upon the reasonable request of Parent, such suppliers of the Business and such Seller Entity’s or other Persons with whom such Seller Entity or any of its Affiliates maintains a similar business or commercial relationship with respect to such Seller Entity or the Business.

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5.14         Parent Financing. The Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all thing necessary, proper or advisable to arrange the financing necessary to close the transactions contemplated hereby, including, without limitation, using all commercially reasonable efforts to consummate the financing necessary to consummate the transactions contemplated herein at or prior to the Closing.

5.15         Customer Information. The Seller Entities shall jointly own any and all Customer Information which is included in the Acquired Assets, including the Databases. Each Party shall at all times comply in all material respects with all Applicable Law concerning (a) the privacy and use of the Databases which are included in the Acquired Assets and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Parent, Buyer or any third party’s ability to use, transfer, store, sell or share such information and data); and (b) the establishment of adequate security measures to protect the Customer Information.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

6.1          Conditions to Obligation of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)          Governmental Approvals. All necessary notifications, declarations and filings with and Approvals from Governmental Authorities, if any, shall have been obtained or made and any applicable waiting periods shall have expired.

(b)          No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect that prevents the consummation of the transactions contemplated hereby, nor shall any Action brought by any Governmental Authority or any other Person seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the transactions contemplated hereby, that makes the consummation of such transactions as contemplated herein illegal.

6.2           Additional Conditions to Obligations of Buyer and Parent. The obligations of each of Buyer and Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by Buyer and Parent:

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(a)          Representations and Warranties. Each of the representations and warranties of each Seller Entity set forth in Article III that is qualified by “materiality,” “Business Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date), in all cases after giving effect to any update to the Disclosure Schedule pursuant to Section 5.4(a).

(b)          Agreements and Covenants. Each Seller Entity shall have performed or complied in all respects with each obligation, agreement and covenant to be performed or complied with by such Seller Entity under this Agreement on or prior to the Closing Date.

(c)          No Business Material Adverse Effect. From and including the date hereof, there shall not have occurred or arisen any events, changes, facts, conditions circumstances, nor will there exist any events, changes, facts, conditions or circumstances, that individually or in the aggregate have resulted in or could reasonably be expected to result in a Business Material Adverse Effect.

(d)          Officer’s Certificate. Each Seller Entity shall have delivered to Buyer and Parent a certificate of an executive officer, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and Parent, certifying that the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

(e)          Good Standing Certificate. Each Seller Entity shall have delivered to Buyer and Parent a certificate of good standing with respect to such Seller Entity from the Secretary of State of such Seller Entity’s jurisdiction of organization, which certificate shall be dated within five (5) days before the Closing Date.

(f)          Consents and Approvals. All Third Party Consents, and all other Approvals from any Persons, that, in the reasonable discretion of Buyer and Parent, are necessary for the consummation of the transactions contemplated hereby on the terms, and conferring upon Buyer all of the rights and benefits, as contemplated herein, shall have been received in form and substance satisfactory to Buyer and Parent.

(g)          FIRPTA Certificate. Each Seller Entity shall have delivered to Buyer certificates of non-foreign status that complies with Treasury Regulations promulgated under Section 1445 of the Code to eliminate withholding responsibility for Buyer under Section 1445 of the Code on the transactions contemplated hereunder (such certificates to be in a form reasonably satisfactory to Buyer).

(h)          Related Agreements. Each Seller Entity shall have executed and delivered, or cause its Affiliate, as applicable, to execute and deliver, to Buyer and Parent each of the Related Agreements to which such Seller Entity is a party and the actions required to be taken under the Related Agreements by such Seller Entity at or prior to the Closing shall have been taken.

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(i)          Indebtedness and Liens. All Indebtedness (including capital lease obligations) with respect to the Acquired Assets and Liens on any of the Acquired Assets shall have been fully released and discharged pursuant to such documents in form and substance reasonably satisfactory to Buyer and Parent, and the Seller Entities shall have made all necessary filings and taken all other action necessary to effect such releases and discharges, including filing all necessary UCC termination statements in all applicable jurisdictions.

(j)          8-K. Parent shall have received all information required in preparing and filing each 8-K, including, but not limited to, all required audited and pro forma financial statements as is required to be filed with the SEC, and such 8-K shall be in a form reasonably acceptable for filing to Parent and the Seller Entities.

(k)          Merger Agreements. All of the conditions set forth in Section 4.01 of each Merger Agreement have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the “Closing Date” set forth in the applicable Merger Agreement, which conditions shall be required to be so satisfied or waived on the “Closing Date” set forth in the applicable Merger Agreement).

(l)          Material Adverse Change. Since the date of this Agreement, there shall not have occurred a Material Adverse Change, it being acknowledged that any disclosure of a matter in the Disclosure Schedule indicating that a matter might have a Material Adverse Change shall not limit the Buyer’s ability to assert that such matter has had a Material Adverse Change for purposes of this Section 6.2(l).

(m)          Assignment of IP Assets and Assigned Contracts. All ownership interests in any IP Assets or Assigned Contract, including, without limitation, each of the Alshaya Agreement, the Emelah Agreement, the Uechi Agreements and the PHS Agreement, to the extent the same is not owned entirely be the Seller Entities as of the date hereof shall have been assigned to the Seller Entities.

(n)          Uechi Letter. Each of Katsuya Uechi and SBE Restaurant Group, LLC shall have executed and delivered a side letter in a form agreed to by the Parties (the “Uechi Letter”).

(o)          Minimum EBITDA. The consolidated EBITDA (determined in accordance with GAAP) for the Business (including the Restaurants) shall be at least $7,100,000 for the twelve (12) month period ended as of June 30, 2015, inclusive of (I) licensing fees and (II) management fees earned from the management of restaurants which are part of the Business from managed units consistent with how the parties have calculated “EBITDAM” and such fees consistent with past practice.

6.3           Additional Conditions to Obligations of the Seller Entities. The obligations of the Seller Entities to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, unless waived in writing by the Seller Entities:

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(a)          Representations and Warranties. Each of the representations and warranties of Buyer and Parent set forth in Article IV that is qualified by “materiality” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date).

(b)          Agreements and Covenants. Buyer and Parent shall have performed or complied in all respects with each obligation, agreement and covenant to be performed or complied with by it under this Agreement on or prior to the Closing Date.

(c)          Officer’s Certificate. Each of Buyer and Parent shall have delivered to the Seller Entities a certificate of an officer of Buyer or Parent, as applicable, dated as of the Closing Date, certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d)          Related Agreements. Buyer and Parent shall have executed and delivered to the Seller Entities each of the Related Agreements to which it is a party and the actions required to be taken thereunder by Buyer at or prior to the Closing thereunder shall have been taken.

(e)          Merger Agreements. All of the conditions set forth in Section 4.02 of each Merger Agreement have been satisfied or waived (other than any such conditions that by their terms cannot be satisfied until the “Closing Date” set forth in the applicable Merger Agreement, which conditions shall be required to be so satisfied or waived on the “Closing Date” set forth in the applicable Merger Agreement).

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1           Survival. Subject to the provisions of this Article IX, each of the representations and warranties contained in this Agreement, any Related Agreement or any exhibit or certificate delivered by or on behalf of the Seller Entities, Parent or Buyer pursuant to this Agreement shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that the Fundamental Representations shall remain in full force and effect indefinitely. The date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.” Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and remain in effect indefinitely.

7.2          Indemnification by the Seller Entities.

(a)          Subject to the other terms and conditions of this Article VII, from and after the Closing, the Seller Entities, jointly and severally, shall indemnify, defend and hold harmless Parent, Buyer, its respective Affiliates and their respective successors and assigns and the respective Representatives of each of the foregoing (the “Buyer Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred, suffered or accrued directly or indirectly by, such Buyer Indemnified Person that arise out of, relate to or result from or as a consequence of any of the following:

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(i)          Without giving effect to any supplement to the Disclosure Schedule provided to Buyer and Parent pursuant to Section 5.4(a), the breach or inaccuracy of any representation or warranty of the Seller Entities contained in this Agreement, any Related Agreement or any exhibit or certificate delivered hereunder;

(ii)         the breach or non-fulfillment of, or non-compliance with, any agreement, obligation or covenant of the Seller Entities or any of their respective Affiliates contained in this Agreement or in any Related Agreement;

(iii)        any Excluded Liability;

(iv)        any Taxes of any kind relating to or arising in connection with the transfer of the Acquired Assets to Buyer;

(v)         the ownership of the Acquired Assets prior to the Closing, except with respect to any Liabilities assumed pursuant to Section 1.3(b); or

(vi)        any claim by any Seller Entity, Merger Entity or the members of any such Merger Entity relating to the allocation of the aggregate purchase price or other consideration payable by Buyer to such parties among such parties pursuant to this Agreement or any Merger Agreement.

(b)          Any Losses that a Buyer Indemnified Person is entitled to recover pursuant to Section 7.2(a) may be satisfied, at Parent’s election, by setting off any amounts owed (or to become due and owing) by Parent, Buyer or any of their respective Affiliates to the Seller Entities pursuant to this Agreement or any Related Agreement. Any Losses that become payable to a Buyer Indemnified Person pursuant to Section 7.2(a) that are not satisfied in accordance with the preceding sentence shall be payable by the Seller Entities, jointly and severally, upon demand, by wire transfer of immediately available funds to an account designated in writing by such Buyer Indemnified Person.

7.3          Indemnification by Buyer and Parent.

(a)          Subject to the other terms and conditions of this Article VII, from and after the Closing, Parent and Buyer shall on a joint and several basis indemnify, defend and hold harmless the Seller Entities, their respective Affiliates, successors and assigns and the respective Representatives of each of the foregoing (the “Seller Indemnified Persons”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred, suffered or accrued directly or indirectly by, such Seller Indemnified Person which arise out of, relate to or result from or as a consequence of any of the following:

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(i)          the breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, any Related Agreement or any certificate delivered by Buyer hereunder;

(ii)         the breach or non-fulfillment of, or non-compliance with, any agreement, obligation or covenant of Parent, Buyer or any of their respective Affiliates contained in this Agreement or in any Related Agreement; or

(iii)        any Assumed Liability.

(b)          Any Losses that a Seller Indemnified Person is entitled to recover pursuant to Section 7.3(a) shall be payable by Parent, upon demand, by wire transfer of immediately available funds to an account designated in writing by such Seller Indemnified Person.

7.4          Limitations on Indemnification by the Seller Entities. Subject to the provisions of Section 7.8:

(a)          no indemnification shall be payable to a Buyer Indemnified Person as a result of any Losses arising under Section 7.2(a)(i) until the aggregate amount of all Losses incurred by all Buyer Indemnified Persons, the calculation of which will include all Losses paid pursuant to the Merger Agreements (as Losses is defined therein), exceeds Three Hundred Thousand Dollars ($300,000) (the “Deductible”), whereupon Buyer Indemnified Persons shall be entitled to receive the amount of all Losses in excess of the Deductible; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any Fundamental Representation;

(b)          the maximum aggregate liability of the Seller Entities for all Losses arising under Section 7.2(a)(i) (other than claims arising out of any breach or inaccuracy of any Fundamental Representation), the calculation of which will include all Losses paid pursuant to the Merger Agreements (as Losses is defined therein), shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000);

(c)          each Buyer Indemnified Person shall take all commercially reasonable steps to mitigate such Buyer Indemnified Person’s Losses (other than with respect to matters concerning Tax) upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder, provided, however, that, for the avoidance of doubt, in no event shall any Buyer Indemnified Person be required to bring an action against the provider of any party, including any insurance provider, for such recovery; and

(d)          all Losses hereunder will be determined net of any amounts actually recovered by Buyer Indemnified Person under any insurance policies in effect prior to or after the Closing in connection with the facts giving rise to the right of indemnification (net of any deductible amounts) paid within ninety (90) days of the submission of a claim relating thereto.

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7.5           Limitations on Indemnification by Buyer. Subject to the provisions of Section 9.8:

(a)          no indemnification shall be payable to a Seller Indemnified Person as a result of any Losses arising under Section 7.3(a)(i) until the aggregate amount of all Losses incurred by all Seller Indemnified Persons exceeds the Deductible, whereupon Seller Indemnified Persons shall be entitled to receive the amount of all Losses in excess of the Deductible; provided, however, that the foregoing shall not apply to any Losses resulting from or arising out of any breach or inaccuracy of any Fundamental Representation; and

(b)          the maximum aggregate liability of Buyer for all Losses arising under Section 7.3(a)(i) (other than claims arising out of any breach or inaccuracy of any Fundamental Representation) shall not exceed Seven Million Five Hundred Thousand Dollars ($7,500,000).

7.6          Indemnification Process.

(a)          Any Buyer Indemnified Person or Seller Indemnified Person (an “Indemnified Person”) seeking indemnification under this Article IX shall give each party from whom indemnification is being sought (each, an “Indemnifying Person”) notice of any matter (a “Notice of Claim”) which such Indemnified Person has determined has given rise to or would reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known (a “Loss Estimate”), describing the breach or inaccuracy and other material facts and circumstances upon which such claim is based and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim or any defect in such Notice of Claim will not affect the rights of any Indemnified Persons to obtain indemnification hereunder, except to the extent such failure to include information actually and materially prejudices such Indemnifying Person. Notwithstanding the foregoing, no claim shall be brought under this Article VII with respect to an event of indemnification described in Section 7.2(a)(i) or 7.3(a)(i) unless the Indemnified Person, at any time prior to the applicable Survival Date, gives the Indemnifying Person(s) a Notice of Claim with respect to such claim. If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b)          Except as provided below, the Indemnifying Person may elect to assume the defense of any Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) with counsel reasonably satisfactory to the Indemnified Person by (i) giving notice to the Indemnified Person of its election to assume the defense of the Third Party Claim and (ii) giving the Indemnified Person evidence acceptable to the Indemnified Person that the Indemnifying Person has adequate financial resources to defend against the Third Party Claim and fulfill its obligations under this Article VII, in each case no later than ten (10) days after the Indemnified Person gives notice of the assertion of a Third Party Claim. If the Indemnifying Person elects to assume the defense of a Third Party Claim:

(i)          it shall diligently conduct the defense and shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third Party Claim other than reasonable costs of investigation;

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(ii)         the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief under this Agreement for any Loss arising from or in connection with the Third Party Claim (subject to the provisions of this Article VII);

(iii)        no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation by the Indemnified Person of any Law or any rights of any Person, (B) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the third party bringing the Third Party Claim, and (C) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and

(iv)        the Indemnifying Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent.

(c)          If the Indemnifying Person does not assume the defense of a Third Party Claim in the manner and within the period provided above, the Indemnified Person may conduct the defense of the Third Party Claim at the expense of the Indemnifying Person. The Indemnifying Person will be bound by any determination resulting from such Third Party Claim or, upon the consent of the Indemnifying Person, which consent shall not be unreasonably withheld, conditioned or delayed, any compromise or settlement effected by the Indemnified Person.

(d)          With respect to any Third Party Claim subject to this Article VII:

(i)          any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Action at all stages thereof where such Person is not represented by its own counsel; and

(ii)         both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(e)          With respect to any Third Party Claim subject to this Article VII, the parties shall cooperate in a manner to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges, including making reasonable best efforts to comply with the provisions of Section 9.13. In connection therewith, each party agrees that:

(i)          it will use its best efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure); and

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(ii)         all communications between any party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.7           Fraud and Related Claims; Characterization of Payments. Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Sections 7.1, 7.4 and 7.5 apply with respect to, an allegation or allegations of fraud or intentional misrepresentation in connection with this Agreement or any Related Agreement. The parties agree that any payment pursuant to an indemnification obligation under this Article VII shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Law. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article VII is determined to be taxable to an Indemnified Person, Indemnifying Party shall also indemnify the Indemnified Person for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Indemnified Person in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

7.8           Knowledge and Investigation. The right of any Indemnified Person to indemnification pursuant to this Article VII will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representations or warranty, or performance of or compliance with any covenant or agreement hereunder. The waiver of any condition contained in this Agreement or in any Related Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Indemnified Person to indemnification pursuant to this Article VII based on such representation, warranty, covenant or agreement.

7.9           Remedies Cumulative; Exclusivity. The rights of each Indemnified Person under this Article VII are cumulative, and each Indemnified Person shall have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article VII without regard to the availability of a remedy under any other provision of this Article VII. The remedies set forth in this Article VII and in the Merger Agreements shall be the sole and exclusive remedies of each of Parent, Buyer and the Seller Entities with respect to the matters set forth herein and therein. For the avoidance of doubt and subject to the rights of Parent under the terms of any debt commitment letters with any lender, none of the parties hereto, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any such lender or any Affiliate thereof (collectively, the “Debt Financing Sources”), solely in their respective capacities as lenders or arrangers in connection with the transactions contemplated by this Agreement including any related financing.

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ARTICLE VIII

TERMINATION, AMENDMENT, WAIVER AND EXPENSES

8.1          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)          By written consent of Buyer and Parent, on the one hand, and the Seller Entities, on the other hand;

(b)          By either Buyer and Parent, on the one hand, or the Seller Entities, on the other hand, if the Closing shall not have occurred on or before August 31, 2015 which date may be extended from time to time by mutual written consent of Buyer and Parent, on the one hand, and the Seller Entities, on the other hand (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party (including Affiliates of such party) whose failure to fulfill any obligation, including the satisfaction of any closing condition, under this Agreement or any Merger Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)          By either Buyer and Parent, on the one hand, or the Seller Entities, on the other hand, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the Closing;

(d)          By Parent or Buyer, if (I) neither Buyer nor Parent is in material breach of any its obligations under this Agreement, (II) neither Parent nor any Merger Sub (as defined in each Merger Agreement) is in material breach of any of its obligations under any Merger Agreement,(III) any Seller Entity or Merger Entity shall have breached in any material respect any of their respective representations or warranties or if any Seller Entity or Merger Entity shall have failed to perform in any material respect any of their respective covenants or other agreements contained in this Agreement or the Merger Agreement to which such Merger Entity is party, respectively, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.2 of this Agreement or Section 4.01 of the Merger Agreement, respectively, and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that the Seller Entities or such Merger Entity, as applicable, are notified of such breach or failure to perform; or

(e)          By the Seller Entities, if (I) no Seller Entity is in material breach of any of their respective obligations, including the satisfaction of any closing condition, under this Agreement, (II) no Merger Entity is in material breach of any of its obligations under the Merger Agreement to which it is party and (III) Buyer, Parent or any Merger Sub shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement or the Merger Agreement to which Parent and such Merger Sub is party, respectively, which breach or failure to perform would render unsatisfied any condition contained in Section 6.1 or 6.3 of this Agreement or Section 4.02 of the Merger Agreement, respectively, and (i) is incapable of being cured or (ii) if capable of being cured is not cured prior to the earlier of (A) the Business Day prior to the Outside Date or (B) the date that is twenty (20) days from the date that Buyer and Parent or such Merger Sub, as applicable, are notified of such breach.

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8.2           Procedure of Termination. Termination of this Agreement by any party shall be by delivery of a written notice to the other parties (a “Notice of Termination”). A Notice of Termination shall state the termination provision in this Agreement that such terminating party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of a Notice of Termination as determined pursuant to Section 9.8.

8.3           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement (other than this Article VIII and Article IX, which shall survive such termination) will forthwith become void, and there will be no Liability on the part of any party hereto or any of their respective officers, managers or directors to the other and all rights and obligations of any party hereto will cease. Notwithstanding the foregoing: (a) nothing herein will relieve any party from any Losses arising out of, resulting from or relating to any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreement; (b) in the event that any Seller Entity, on the one hand, and Buyer or Parent, on the other hand (as applicable, and, with respect to the Merger Agreement, including any Merger Entity or Merger Sub, the “Walking Party”), (i) terminates this Agreement or any Merger Agreement other than as a result of the conditions to such Walking Party’s obligations set forth in Article VI of this Agreement or Article IV of the Merger Agreement having not be met, or (ii) fails to satisfy the conditions to the obligations of the other party set forth in Article VI of this Agreement or Article IV of the Merger Agreement by the Outside Date, then SBERG, if the Walking Party is a Seller Entity or a Merger Entity, or Parent, if the Walking Party is Buyer, Parent or Merger Sub, shall pay to the other, as liquidated damages, $250,000 in cash by wire transfer of immediately available funds to an account designated by the receiving party. The payment of any fee pursuant to this Section 8.3 shall be each of Buyer, Parent, the Merger Subs, the Merger Entities and the Seller Entities sole and exclusive remedy upon termination of this Agreement.

8.4           Expenses. All fees, costs and expenses incurred by such party to third parties in connection with this Agreement and the transactions contemplated hereby including legal, accounting and broker’s fees and any bonuses, option cancellation payments or any similar obligations (and, in all the foregoing cases including any Taxes arising therefrom) (collectively, “Transaction Expenses”), shall be paid by the party incurring such Transaction Expenses, whether or not the Closing occurs. Notwithstanding the foregoing, in the event that a party institutes an Action to enforce its rights under this Agreement or any Related Agreement, the prevailing party in such Action shall be entitled to recover its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such Action from the losing party.

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8.5           Amendment and Waiver. This Agreement may be amended only by an instrument in writing specifically amending this Agreement signed by duly authorized Representatives of Parent, Buyer and the Seller Entities. At any time prior to the Closing Date, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing specifically waiving such inaccuracies or compliance under this Agreement signed by the party or parties to be bound thereby. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof. Notwithstanding the foregoing, Section 7.9, Section 8.5, Section 9.2, Section 9.10, Section 9.11 and Section 9.12 may not be amended in any manner that would be adverse to a Debt Financing Source without such party’s written consent.

ARTICLE IX

MISCELLANEOUS

9.1           Entire Agreement. This Agreement, together with the schedules and exhibits hereto, the Related Agreements, the Merger Agreements and all other ancillary agreements, documents and instruments to be delivered in connection herewith contain the entire understanding of the parties hereto with respect to the subject matter hereof and supersede all prior discussions, negotiations, proposals, undertakings, understanding and agreements, either oral or written, with respect thereto; provided, however, that the Confidentiality Agreement shall survive the execution of this Agreement until the consummation of the transactions contemplated hereby, at which time it shall terminate.

9.2           Assignment. No Seller Entity may assign, delegate or otherwise transfer this Agreement or any of such party’s rights, interests or obligations hereunder, without the prior written consent of Parent and Buyer, and any attempt to do so will be null and void ab initio. Neither Buyer nor Parent may assign, delegate or otherwise transfer this Agreement or any of such party’s rights, interests or obligations hereunder, without the prior written consent of each Debt Financing Source, and any attempt to do so will be null and void ab initio, provided, however, that Buyer or Parent may, without the approval of any other party to this Agreement, but with prior notice to SBEEG, make a collateral assignment of this Agreement to its Debt Financing Source. If either Buyer or Parent assigns this Agreement or any of its rights, interests or obligations hereunder, Buyer and Parent shall remain liable for all obligations of Buyer and Parent pursuant to this Agreement. Upon any such permitted assignment, the references in this Agreement to Parent shall refer to such assignee unless the context otherwise requires. Subject to this Section 9.2, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon the parties hereto, and each party’s successors, heirs, estates, executors, administrators and permitted assigns.

9.3           Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of all parties, but all of which counterparts when taken together will constitute one and the same agreement. This Agreement shall become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery, including by email of a PDF signature page, and each such counterpart signature page will constitute an original for all purposes.

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9.4          Governing Law; Jurisdiction; Venue; Service of Process.

(a)          This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of Delaware.

(b)          All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal Court sitting in the State of New York. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state Courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect of such Action may be heard and determined exclusively in any New York state or federal Court sitting in the State of New York. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 9.8 and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

9.5           Specific Performance. The rights and remedies of the parties hereto shall be cumulative. The transactions contemplated by this Agreement are unique transactions and any failure on the part of any party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages and the breach or threatened breach of the provisions of this Agreement would cause the other parties hereto irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the parties hereto for a breach or threatened breach of this Agreement, the parties shall be entitled to seek specific performance of this Agreement and seek an injunction restraining any such party from such breach or threatened breach. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert as the defense that a remedy at law would be adequate. Notwithstanding the foregoing and for the avoidance of doubt, in no event shall the Parent or Buyer have any obligation (a) to seek or consummate a financing transaction in connection with the transactions contemplated by this Agreement or (b) to enforce any rights such party may have against any Debt Financing Source.

9.6           Interpretation. The schedules and exhibits attached hereto are an integral part of this Agreement. All schedules and exhibits attached to this Agreement are incorporated herein by this reference and all references herein to this “Agreement” shall mean this Agreement together with all such schedules and exhibits. When a reference is made in this Agreement to Sections, subsections, schedules or exhibits, such reference shall be to a Section, subsection, schedule or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “$” shall mean Dollars of the United States of America. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof whenever the context and facts require such construction.

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9.7           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.8           Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested or by facsimile, with confirmation as provided above addressed as follows:

If to Buyer or Parent:

The ONE Group Hospitality, Inc.
411 West 14th Street
New York, New York 10014
Fax: (212) 255-9715
Attention: Jonathan Segal
Sam Goldfinger
Sonia Low

with copies to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Fax: (617) 542-2241

Attention: Sahir Surmeli, Esq.

If to the Seller Entities:

SBEEG Holdings, LLC

5900 Wilshire Blvd., 31st Floor
Los Angeles, CA 90036

Fax: 323 655-8001

Attention: Legal Department

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with copies to (which shall not constitute notice):

Venable LLP
505 Montgomery Street, Suite 1400
San Francisco, CA 94111
Facsimile:            (415) 653-3755
Attention:           Brandt U. Mori

Venable LLP
750 East Pratt Street, Suite 900
Baltimore, MD 21202
Facsimile:           (410) 244-7742
Attention:           W. Bryan Rakes

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent, (c) in the case of facsimile transmission, upon confirmed receipt, and (d) in the case of mailing, on the second Business Day following the date on which the piece of mail containing such communication was posted. Rejection or other refusal to accept or the inability to deliver a notice, request, demand, claim or other communication hereunder because of a changed address or changed facsimile number (if a facsimile number had been given) of which no notice was given as herein required shall be deemed to be receipt of the notice, request, demand, claim or other communication sent.

9.9           Representation by Counsel. Each party hereto acknowledges that it has been or has had an opportunity to be advised by legal counsel retained by such party in its sole discretion. Each party acknowledges that such party has had a full opportunity to review this Agreement and all related exhibits, schedules and ancillary agreements and to negotiate any and all such documents in its sole discretion, without any undue influence by any other party hereto or any third party.

9.10         Construction. The parties have participated jointly in the negotiation and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

9.11         Third Party Beneficiaries. Except as otherwise provided in Section 7.9, Section 8.5 and Section 9.2, nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities whatsoever, except to the extent that such third person is an Indemnified Person in respect of the indemnification provided in accordance with Article VII. The representations and warranties contained in this Agreement are for the sole benefit of the parties hereto and no other Person may rely on such representations and warranties for any purpose whatsoever.

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9.12         Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUR OF OR RELATING TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.13         Attorney-Client Privilege; Continued Representation. The parties hereto hereby acknowledge that Venable LLP has acted as counsel to the Seller Entities from time to time prior to the transactions contemplated by this Agreement as well as with respect thereto. The following provisions in this Section 9.13 apply to the attorney-client relationship the Seller Entities and Venable LLP prior to and following the Closing. Each of the parties hereto agrees that: (i) it will not seek to disqualify Venable LLP, based solely on its prior representation of the Seller Entities or any Seller Entity, from acting and continuing to act as counsel to the Seller Entities or any Seller Entity either in the event of a dispute hereunder or in the course of the defense or prosecution of any claim relating to the transactions contemplated by this Agreement; (ii) Seller Entities have a reasonable expectation of privacy with respect to their communications with Venable LLP prior to Closing to the extent that such communications concern the transactions contemplated herein and were confidential between the Seller Entities or any Seller Entity and Venable LLP; and (iii) the Seller Entities or any Seller Entity (and, following the Closing, not Buyer, Parent or any of its Affiliates) shall have access to all such privileged communications.

[Remainder of page intentionally left blank; signature page follows]

43

Execution Version

NOW THEREFORE, the parties hereto have executed, or caused this Asset Purchase Agreement to be executed by their duly authorized representatives, as of the date first written above.

BUYER:

WASABI HOLDINGS, LLC

By: The ONE Group, LLC, its sole member

By: The ONE Group Hospitality, Inc. (f/k/a Committed Capital Acquisition Corporation), its sole member

By:	/s/ Jonathan Segal
Name: Jonathan Segal
Title: Chief Executive Officer

PARENT:

THE ONE GROUP HOSPITALITY, INC.

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Chief Executive Officer

SELLER ENTITIES:

SBEEG HOLDINGS, LLC

By:	/s/ Sam Nazarian
Name:	Sam Nazarian
Title:	Authorized Person

SBE RESTAURANT GROUP, LLC

By:	/s/ Sam Nazarian
Name:	Sam Nazarian
Title:	Authorized Person

44

SBE/KATSUYA MIDDLE EAST, LLC

By:	/s/ Sam Nazarian
Name:	Sam Nazarian
Title:	Authorized Person

SBE LICENSING, LLC

By:	/s/ Sam Nazarian
Name:	Sam Nazarian
Title:	Authorized Person

45

INDEX OF DEFINED TERMS

Defined Term	Section

$ Section 9.6
8-K	Section 7.13
Acquired Assets	Section 1.1
Agreement	Section 9.6, Preamble
Agreement Regarding Future Restaurants	Preamble
Assigned Contracts	Section 1.1(c)
Assignment Agreement	Section 1.6(b)
Assumed Liabilities	Section 1.3
Assumption Agreement	Section 1.6(c)
BLA	Preamble
Brands	Preamble
Brentwood	Preamble
Business	Preamble
Business Claims	Section 5.10
Business Liabilities	Section 5.10
Business Material Adverse Effect	Section 6.2(a)
Buyer	Preamble
Buyer Disclosure Schedule	Article VI
Buyer Indemnified Persons	Section 7.2(a)
Parent SEC Documents	Section 6.7(a)
Cash Purchase Price	Section 2.1(a)
Cleo	Section 5.6
Closing	Section 1.5
Closing Date	Section 1.5
Competitive Business	Section 5.8(a)
Confidential Information	Section 5.8(c)
Disclosure Schedule	Article III
Dispute Accounting Firm	Section 2.6
Downtown	Preamble
East	Preamble
Exchange Act	Section 6.3
Excluded Assets	Section 1.2
Excluded Liabilities	Section 1.4
Financial Statements	Section 3.8(a)
FINRA	Section 6.3
Free Software	Section 3.13(g)
Glendale	Preamble
H&V	Preamble
Herein	Section 9.6
Include	Section 9.6
Includes	Section 9.6
Including	Section 9.6

III-2

Indemnified Person	Section 7.6(a)
Indemnifying Person	Section7.6(a)
Intellectual Property Assignment	Section 1.6(a)
Interim Balance Sheet	Section 3.8(a)(i)
Interim Financial Statements	Section 3.8(a)(i)
IP Agreements	Section 3.13(b)
IP Assets	Section 1.1(a)
Katsu	Section 5.6
Katsuya	Section 5.6
Licensed Intellectual Property	Section 3.13(b)
Loss Estimate	Section 7.6(a)
Materiality	Section 6.2(a)
Merger Agreements	Preamble
Notice of Claim	Section 7.6(a)
Notice of Termination	Section 8.2
Optional Asset	Section 1.9(c)
Outside Date	Section 10.1(b)
Prior Actions	Section 3.9(b)
Providing Party	Section 7.10
Purchase Price	Section 2.1(a)
Requesting Party	Section 7.10
Restaurants	Preamble
Restricted Period	Section 5.8(a)
Sarbanes-Oxley Act	Section 6.7(a)
SBE Licensing	Preamble
SBEEG	Preamble
SBERG	Preamble
SEC	Section 3.16
Securities Act	Section 6.7(a)
Seller Entities	Preamble
Seller Entity	Preamble
Seller Indemnified Persons	Section 7.3(a)
Seller Insurance Policies	Section 5.10
Survival Date	Section 7.1
Third Party Claim	Section 7.6(b)
Third Party Consents	Section 7.2(c)
Transaction Expenses	Section 10.4
Transfer Documents	Section 1.6
Transfer Taxes	Section 5.7(a)
Transition Services Agreement	Preamble
USPTO	Section 1.1(d)
Warrant Holder	Section 2.1(a)
Without Limitation	Section 9.6

III-3

TABLE OF DEFINITIONS

“Action” means any suit, action, arbitration, cause of action, claim, complaint, prosecution, audit, inquiry, investigation, governmental or other proceeding, whether civil, criminal, administrative, investigative or informal, at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including any partnership or joint venture in which one Person (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of ten percent (10%), or more; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise. For the avoidance of doubt and except to the extent otherwise provided herein, each of the Seller Entities are Affiliates of each other.

“Approval” means any transferable license, permit, consent, approval, authorization, registration, filing, waiver, exemption, clearance, qualification or certification, including all pending applications therefor or renewals or amendments thereof, issued by, made available by or filed with any Government Authority.

“Alshaya Agreement” means that certain Development Agreement, dated as of July 30, 2012, by and between East and Alshaya Trading Company, W.L.L.

“Business” means the ownership, operation, promotion and development of the Restaurants, the Brands, and the development of additional restaurants under such Brands.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of Delaware.

“Business Employee” means any employee of any Seller Entity or any of their Affiliates who provided or currently provides services to the Business.

“Business Intellectual Property” means all Intellectual Property owned, licensed, used or held by the Seller Entities or any of its Affiliates (including, without limitation, SBE Licensing, LLC), belonging to, used in, intended to be used in or necessary to the Business, including, without limitation, all goodwill, trademark and other Intellectual Property Rights relating to the Restaurant Brands.

“Business Material Adverse Effect” means a material adverse effect on the Acquired Assets, condition (financial or otherwise), properties, prospects, operations or results of operations of the Business or any Seller Entity’s ability to perform its obligations as contemplated in this Agreement or any Related Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

III-1

“Confidentiality Agreement” means that certain Nondisclosure Agreement, dated March 27, 2015, by and between Parent and SBERG.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement, understanding or undertaking, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

“Customer Information” means customer lists and other information collected, purchased or otherwise acquired by the Selling Entities in connection with the operation of the Business.

“Elmaleh Agreements” means, collectively, (i) that certain Consulting and License Agreement between SBERG and Elmaleh Brothers (“Consultant”), dated August 19, 2014, as amended by each of Addendum No. 1 entered into as of August 19, 2014, Addendum No. 2 entered into as of May 8, 2015 and Addendum No. 3 entered into as of May 8, 2015; and (ii) that certain Non-Exclusive Intellectual Property License, by and between SBERG and Consultant, dated August 19, 2014.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Regulations promulgated thereunder.

“ERISA Affiliate” means any person, trade, business or other entity treated as a single employer with Seller under Code Section 414 or Section 4001(a)(14) of ERISA.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization, Good Standing and Qualification of Seller), 3.3 (Authorization; Binding Obligation); 3.4 (Consents and Approvals), 3.5 (No Violation), 3.9 (Taxes), 3.11 (Intellectual Property), and 3.17 (No Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means: (i) any nation, state, county, city, town, municipality, district, territory or other jurisdiction of any nature; (ii) any federal, state, municipal or local governmental or quasi-governmental entity or authority of any nature; (iii) any Court exercising or entitled to exercise judicial authority or power of any nature; (iv) any multinational organization or body exercising any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature; (v) any department or subdivision of any of the foregoing, including any commission, branch, board, bureau, agency, official or other instrumentality exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature and (vi) any stock exchange, listing service or similar quasi-governmental entity.

III-2

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means Liabilities (including Liabilities for principal, accrued interest, penalties, fees and premiums) (i) for borrowed money, or with respect to deposits or advances of any kind, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) upon which interest charges are customarily paid, (iv) under conditional sale or other title retention agreements, (v)  issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers incurred in the ordinary course of the Business and paid when due), (vi)  of others secured by (or for which the holder of such Liabilities has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Person in question whether or not the obligations secured thereby have been assumed, and (vii) under leases required to be accounted for as capital leases under GAAP.

“Intellectual Property“ means (i) worldwide trademarks, service marks, trade names, trade dress, designs, logos, slogans and other designations of origin, together with all goodwill related to the foregoing (whether registered or not, but including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); (ii) patents (including the ideas, inventions and discoveries described therein, any pending applications, any registrations, patents or patent applications based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); (iii) works of authorship or copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); (iv) trade secrets and other confidential or proprietary information, know-how, confidential or proprietary technology, processes, work flows, formulae, algorithms, models, user interfaces, customer, supplier, vendor, distributor and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and discoveries (whether patentable or not) (collectively, “Trade Secrets”); (v) rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; (vi) Internet domain names and applications therefor (and all interest therein), adwords, and online key word associations; (vii) rights of attribution and integrity and other moral rights; and (viii)(a) all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media) and (b) all rights to sue for and any and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction.

“knowledge of Seller Entities” (and similar terms and phrases) means the actual knowledge of any individual listed on Schedule II hereto after reasonable inquiry.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority including all Orders having the effect of law in each such jurisdiction.

III-3

“Liabilities” means any debts, liabilities, obligations, claims, charges, Taxes, damages, demands and assessments of any kind, including those with respect to any Governmental Authority, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Losses” means any loss, damage, Liability, encumbrance, Tax, fine, penalty, cost or expense, including but not limited to the costs and expenses of any investigation, defense or settlement of an Action or claim, the costs and expenses associated with the enforcement of this Agreement or any Related Agreement and any reasonable, actual and documented fees or expenses of attorneys, accountants or other experts or consultants retained in connection with any such Action or claim or the enforcement of this Agreement; provided, that Losses shall not include any punitive damages, consequential damages, exemplary damages or special damages or damages for loss of business reputation, lost profit or diminution in value except to the extent that such damages are (i) reasonably foreseeable and (ii) incurred as a result of a Third Party Claim.

“Material Adverse Change” means an event, change or effect, that has or would be reasonably likely to have a material adverse effect or a material adverse change to (a) the financial condition, business, results of operations, assets or liabilities of the Merger Entities on a combined basis, or (b) the ability of the Seller Entities or Merger Entities to consummate the transactions contemplated by this Agreement or any Merger Agreement or to perform any of its respective obligations under this Agreement or any Merger Agreement; provided, however, that any adverse effects attributable to any of the following shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been or will be, a Material Adverse Change: (i) conditions affecting the industries in which the Seller Entities and Merger Entities participate or the U.S. economy as a whole (other than those that disproportionately affect the Seller Entities and Merger Entities); (ii) actions taken by the Seller Entities and Merger Entities at Buyer or Parent’s express written direction or with Buyer or Parent’s express written consent; (iii) the announcement of this Agreement or any Merger Agreement; (iv) compliance with the provisions of this Agreement or any Merger Agreement; (v) conditions resulting from the outbreak or escalation of hostilities, including acts of war or terrorism (other than those that disproportionately affect Seller Entities and Merger Entities); (vi) conditions resulting from any breach by Buyer or Parent of any provisions of this Agreement or any Merger Agreement; and (vii) change in GAAP.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Organizational Documents” means, with respect to each Seller Entity, those instruments that at the time constitute its charter as filed or recorded under the Laws of the jurisdiction of its formation, including the articles or certificate of formation, organization or association, and its operating agreement or limited liability company agreement, in each case including all amendments thereto, as the same may have been restated.

III-4

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“PHS Agreement” means that certain General Exclusivity Restaurant Design Agreement, dated as of December 20, 2004, by and between [SBEEG] and PHS General Design SA (as successor in interest to PHS General Design Services VB), solely as the same relates to the Katsuya brand of restaurants, as supplemented or amended from time to time with the consent of Buyer and Parent.

“Regulation” means any rule or regulation of any Governmental Authority.

“Regulatory Authority” means any Governmental Authority or regulator, including the FDA or any successor agency thereto, with jurisdiction over the Business or any Restaurant or otherwise exercising authority with respect to the operation of the Business or any Restaurant.

“Related Agreements” means the Transfer Documents, the Warrant and the Transition Services Agreement, the Uechi Letter, the Agreement Regarding Future Restaurants and the BLA.

“Representative” means, with respect to any specified Person, such Person’s officers, directors, managers, employees, accountants, counsel and other representatives or agents.

“Software” means computer programs, known by any name, including all versions thereof, and all related documentation, training manuals and materials, user manuals, technical and support documentation, source code and object code, code libraries, debugging files, linking files, program files, data files, computer and related data, field and date definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, macros, scripts, compiler directives, program architecture, design concepts, system designs, program structure, sequence and organizations, screen displays and report layouts and all other material related to any such computer programs.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interests in such entity.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

III-5

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, however denominated, the imposition of which is imposed by Law, contractual agreement or otherwise, payable to any Governmental Authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unclaimed property or escheat, unemployment compensation, health insurance, utility, severance, production, excise (including but not limited to the Medical Device excise tax under Code Section 4191), stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“Transition Services Agreement” means a Transition Services Agreement by and among Buyer and an Affiliate of the Seller Entities in the form attached hereto as Exhibit A (the “Transition Services Agreement”), pursuant to which an Affiliate of the Seller Entities will provide substantially the same services to the Restaurants as provided to the Restaurants prior to Closing by the service providers affiliated with the Seller Entities unless otherwise mutually agreed upon by the parties.

“Uechi Agreements” means those certain consulting and license agreements set forth on Schedule III, by and between Licensor and the party set forth in such schedule.

“Warrant” means that certain warrant to purchase up to 200,000 shares of the Parent’s Common Stock, in the form attached hereto as Exhibit E (the “Warrant”).

III-6

EXHIBIT A

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made, entered into and effective as of the ____ day of _______, 2015 (the “Effective Date”) by and among Katsuya Glendale, LLC, Katsuya H&V, LLC, Katsuya Downtown L.A., LLC and Katsu USA, LLC (“Targets”) and SBEEG Holdings, LLC (“SBE”).

WHEREAS, simultaneously with the execution of this Agreement, The ONE Group Hospitality, Inc., Wasabi Acquisition Glendale, LLC, Wasabi Acquisition H&V, LLC, Wasabi Acquisition Downtown, LLC and Wasabi Acquisition USA, LLC (collectively, the “Acquirors”) and Targets consummated the transactions contemplated by Agreements and Plans of Merger each dated as of even date herewith (collectively, the “Plans of Merger”). Capitalized terms not defined herein shall have the meanings assigned to them in the Plans of Merger;

WHEREAS, pursuant to the Plans of Merger, Acquirors and Targets consummated business combination transactions pursuant to which the Acquirors merged with and into the Targets, with Targets continuing as the surviving companies (the “Merger”);

WHEREAS, there are certain critical services performed on behalf of Targets by certain business personnel of former Affiliates of Targets or certain other third parties on behalf of or at the direction of former Affiliates of Targets (collectively, “Service Providers”), however, Service Providers or the services provided by such Service Providers, as the case may be, will not transition to the surviving companies in connection with the Merger;

WHEREAS, a condition precedent to the consummation of the transactions contemplated by the Plans of Merger is for certain parties to enter into a transition services agreement; and

WHEREAS, the parties hereto (the “Parties”) desire to set forth herein the terms and conditions regarding the transition services to be provided by Service Providers to Targets in connection with the Merger.

NOW, THEREFORE, in consideration of the foregoing and the agreements herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Engagement. Targets hereby engage SBE, as an independent contractor, to provide, or to cause its Affiliates to provide, the services described herein, and the Targets hereby accept such engagement.

2.          Term; Termination. The term of this Agreement (the “Term”) shall commence on the Effective Date and will remain in effect through the earlier to occur of: (a) one hundred twenty (120) days after the Effective Date; or (b) the last transition date noted for each Service (as defined below) on Exhibit A attached hereto. The Term may be extended with respect to any Service or Services as agreed in writing by the Parties. Notwithstanding the foregoing, Targets shall have the right to terminate this Agreement or any specific Service to be provided hereunder prior to the expiration of the Term by giving at least 30 days advance written notice thereof to SBE, which termination shall be effective upon the later of (i) the date specified in such notice or (ii) 30 days following delivery of such notice. Upon expiration or termination of this Agreement, the Parties shall have no further rights or obligations hereunder, except as provided in Section 4 below.

3.          Services. During the Term, SBE shall cause Service Providers to perform and provide the services to Targets set forth on Exhibit A attached hereto (collectively, the “Services). SBE shall cause Service Providers to use their best efforts to perform the Services in the same manner and with the same care, quality and service levels as the Services were performed on behalf of Targets immediately prior to the Effective Date. Except as may otherwise be set forth on Exhibit A, no compensation of any kind shall be required to be paid by Targets to SBE for Service Providers’ performance of the Services. Targets acknowledge that SBE and Service Providers are not engaged in the business of providing Services of the type provided hereunder to third parties. Targets further acknowledge that Service Providers will be providing similar services, and/or services that involve the same resources as those used to provide to Targets and to SBE and its Affiliates. Targets acknowledge that, in connection with providing the Services, Service Providers will not be required to use their own funds for any third-party provided service or payment obligation owed specifically on behalf of Targets. During the Term, the Targets may from time to time request that Service Providers provide special services or projects in addition to the Services, and Service Providers shall make commercially reasonable efforts to provide such additional services or projects.  If Service Providers agree to provide such additional services or projects, the Parties shall negotiate in good faith to establish the terms (including, without limitation, price) for providing such additional services or projects. If Service Providers are unable, or elect not, to provide such additional services or projects, Service Providers will promptly inform the Targets and shall use its commercially reasonable efforts to work with the Targets in finding an equivalent replacement for such additional services or projects. During the Term, Service Providers shall comply with all applicable laws with respect to the performance of the Services.

4.          Indemnification.

a.           Targets agree to indemnify, defend and hold harmless each Seller Indemnified Person from and against any and all Losses that any such Seller Indemnified Person may suffer or incur to the extent resulting from: (a) any breach of this Agreement by Targets; or (b) the Services, except to the extent that such Losses were caused by any act or omission of Service Provider while providing the Services hereunder. The process for indemnification hereunder shall be as set forth in Article X of the Plans of Merger. In no event shall Targets be liable for any incidental, indirect, special, consequential, opportunity cost, punitive, exemplary or similar Losses or the loss of anticipated or future business or profits unless and to the extent that any of such Losses are required to be paid to a third party. The foregoing limitations of liability shall apply regardless of the form of action in which such liability is asserted, whether in contract, tort or otherwise.

b.           SBE agrees to indemnify, defend and hold harmless each Parent Indemnified Person from and against any and all Losses that any such Parent Indemnified Person may suffer or incur to the extent resulting from: (a) any breach of this Agreement by SBE or Service Providers; or (b) any act or omission of Service Providers’ while performing the Services hereunder. The process for indemnification hereunder shall be as set forth in Article X of the Plans of Merger. In no event shall SBE be liable for any incidental, indirect, special, consequential, opportunity cost, punitive, exemplary or similar Losses or the loss of anticipated or future business or profits unless and to the extent that any of such Losses are required to be paid to a third party. The foregoing limitations of liability shall apply regardless of the form of action in which such liability is asserted, whether in contract, tort or otherwise.

5.          Relationship of the Parties. Nothing in this Agreement shall be deemed or construed by the Parties, or by any third party, to create the relationship of a partnership, joint venture or similar relationship between the Parties hereto, and no Party shall be deemed to be the agent of the other Party, it being understood that no provision contained herein shall be deemed to create any relationship between the Parties hereto other than the relationship of independent parties contracting for services. No Party has, nor shall it hold itself out as having, any authority to enter into any contract or create any obligation or liability on behalf of, in the name of, or binding upon any other Party.

6.          Further Assurances. Each Party, at the request of the other Party, shall do and perform such other acts and things as may be reasonably necessary or desirable to facilitate the provision of the Services.

7.          Burden and Benefit. The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person not a Party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

8.          Assignment. Neither this Agreement nor any of the Parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other Party, except that Targets shall be permitted to assign their rights, interests and obligations to any Affiliate of Targets without obtaining any consent from SBE, provided that Targets are not relieved of its obligations under this Agreement. Any purported assignment, unless so consented to or permitted as provided herein, shall be void and without effect.

9.          Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.         Entire Agreement; Amendments. This Agreement (including any Exhibits attached hereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. This Agreement shall not be supplemented, amended or modified in any manner whatsoever except by written agreement of the Parties.

11.         Notices. All notices, requests, claims, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given as set forth in Section 12.04 of the Plans of Merger.

12.         Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

13.         Dispute Resolution Venue.

a.           This Agreement shall be governed by the Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause application of the Laws of any jurisdiction other than the State of Delaware.

b.           All Actions arising out of or relating to this Agreement shall be heard and determined in any state or federal Court sitting in the State of New York. Each of the parties to this Agreement irrevocably submits to the exclusive jurisdiction of the state Courts of New York and to the jurisdiction of the United States District Court for the Southern District of New York, for the purpose of any Action arising out of or relating to this Agreement and each of the parties to this Agreement irrevocably agrees that all claims in respect of such Action may be heard and determined exclusively in any New York state or federal Court sitting in the State of New York. Each of the parties to this Agreement consents to service of process by delivery pursuant to Section 11 of this Agreement and agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

14.         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

15.         Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

16.         Waiver. The provisions hereof may be waived only in writing signed by the Party or Parties making such waiver or sought to be bound thereby. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

17.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

SBE:

SBEEG HOLDINGS, LLC

By:
Name:
Title:

TARGETS:

KATSUYA GLENDALE, LLC

By:
Name:
Title:

KATSUYA H&V, LLC

By:
Name:
Title:

KATSUYA DOWNTOWN L.A., LLC

By:
Name:
Title:

KATSU USA, LLC

By:
Name:
Title:

EXHIBIT A

Description of Services

[To be provided]

EXHIBIT E

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON, INCLUDING A PLEDGEE, UNLESS (i) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (ii) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE-SKY” LAWS.

No. ____	For the Purchase
of up to 200,000 shares
of Common Stock

WARRANT TO PURCHASE

COMMON STOCK

OF

THE ONE GROUP HOSPITALITY, INC.

(A DELAWARE CORPORATION)

__________, 2015

The ONE Group Hospitality, Inc., a Delaware corporation (the “Company”), for value received, the sufficiency of which is hereby acknowledged, certifies that [______], or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time or from time to time at or before the earlier of 5:00 p.m. New York City local time on [________], 2025 (the “Expiration Date”) and the termination of this Warrant to Purchase Common Stock (this “Warrant”) as provided in Section 7 hereof, up to 200,000 shares of common stock, par value $[____] per share, of the Company (“Common Stock”), at a purchase price per share equal to $5.00per share (the “Purchase Price”), as adjusted upon the occurrence of certain events as set forth in Section 2 of this Warrant. The shares of Common Stock issuable upon exercise of this Warrant are hereinafter referred to as “Warrant Stock.” This Warrant is being issued pursuant to that certain [________], dated __________, 2015, by and among the Company, [______], and certain other parties thereto.

1.          Exercise.

1.1           Manner of Exercise; Payment. This Warrant may be exercised by the Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by the Holder, at the principal office of the Company, or at such other place as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. Payment of the Purchase Price shall be in cash, by wire transfer of immediately available funds, or by certified or official bank check payable to the order of the Company.

1.2           Effectiveness. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1.1 above (such time, the “Effective Time”). At the Effective Time, the person or persons in whose name or names any certificates for Warrant Stock shall be issuable upon such exercise as provided in Section 1.3 below shall be deemed to have become the holder or holders of record of the Warrant Stock represented by such certificates.

1.3           Delivery of Certificate(s). As soon as practicable after the exercise of this Warrant in full or in part, and in any event within three (3) business days after the Effective Time, the Company, at its sole expense, will cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(a)          A certificate or certificates for the number of full shares of Warrant Stock to which such Holder shall be entitled upon such exercise, plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount determined pursuant to Section 1.4 hereof, and

(b)          In case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock (without giving effect to any adjustment therein) equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided in Section 1.1 above.

1.4           Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the fair market value of the Warrant Stock at the Effective Time. For purposes of Section 1.4, “fair market value” of a share of Warrant Stock as of the Effective Time shall be determined in accordance with Section 1.5(c).

1.5           Right to Convert Warrant into Stock; Net Issuance.

(a)          Right to Convert. Subject to Section 7, in addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”) into shares of Warrant Stock as provided in this Section 1.5 at any time or from time to time during the term of this Warrant. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any Purchase Price or any cash or other consideration) that number of shares of fully paid and nonassessable Warrant Stock equal to the quotient obtained by dividing (X) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection (b) hereof), which value shall be determined by subtracting (A) the aggregate Purchase Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date by (Y) the fair market value of one share of Warrant Stock on the Conversion Date.

Expressed as a formula, such conversion shall be computed as follows:

N          =          B-A

   Y

where:	N	=	the number of shares of Warrant Stock that may be issued to Holder

	Y	=	the fair market value (FMV) of one share of Warrant Stock

	A	=	the aggregate Warrant Price (Converted Warrant Shares x Purchase Price)

	B	=	the aggregate FMV (i.e., FMV x Converted Warrant Shares)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share of the Conversation Date.

(b)          Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant at the principal office of the Company together with the Subscription Form in the form attached hereto, duly completed and executed and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 1.5(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant, together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder hereof, may be made contingent upon the occurrence of any of the events specified in Section 7. Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new warrant (dated the date hereof) evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within thirty (30) days following the Conversion Date.

(c)          Determination of Fair Market Value. For purposes of this Section 1.5, “fair market value” of a share of Warrant Stock as of a particular date (the “Determination Date”) shall mean:

(1)         If the Company’s Common Stock is traded on an exchange or is quoted on the Nasdaq Global or Capital Market, then the closing price on the day before the Determination Date;

(2)         If the Company’s Common Stock is not traded on an exchange or on the Nasdaq Global or Capital Market but is traded on the over-the-counter market, then the closing price on the day before the Determination Date;

(3)         In the event that the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up with respect to the Warrant Stock under the Company’s Certificate of Incorporation, then the fair market value per share of the Warrant Stock shall be determined by aggregating all amounts to be payable per share to holders of the Warrant Stock in the event of such liquidation, dissolution or winding up; or

(4)         In all other cases, the fair market value per share of the Warrant Stock shall be determined in good faith by the Company’s Board of Directors upon review of relevant factors.

2.          Certain Adjustments. The Purchase Price and the number of shares of Warrant Stock deliverable upon exercise of the Warrant shall be subject to adjustment from time to time as follows:

2.1           Subdivision, Reclassification or Change in Common Stock. In the event of any subdivision, reclassification or change of the Common Stock into a greater number or different class or classes of stock, the number of shares of Warrant Stock deliverable upon exercise of this Warrant shall be determined in accordance with the terms of the Certificate of Incorporation, and the Purchase Price for such Warrant Stock shall be proportionately reduced.

2.2           Consolidation, Reclassification or Change in Common Stock. In the event of any consolidation, reclassification or change of the Common Stock into a lesser number or different class or classes of stock, the number of shares of Warrant Stock deliverable upon exercise of this Warrant shall be determined in accordance with the terms of the Certificate of Incorporation, and the Purchase Price for such Warrant Stock shall be proportionately increased.

2.3           Reorganizations. If there shall occur any capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or change in par value), then, as part of any such reorganization, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise of this Warrant the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization, such Holder had held the number of shares of Common Stock which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Section 2 (including provisions with respect to adjustment of the Purchase Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

2.4           Merger, Consolidation or Sale of Assets. Subject to the provisions of Section 7, if there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to this Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 2 to the end that the provisions of this Section 2 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

2.5           Certificate of Adjustment. When any adjustment is required to be made in the Purchase Price, the Company shall promptly mail to the Holder a certificate setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Delivery of such certificate shall be deemed to be a final and binding determination with respect to such adjustment unless challenged by the Holder within ten (10) days of receipt thereof. Such certificate shall also set forth the kind and amount of stock or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 2.

3.          Compliance with Securities Act.

3.1           Unregistered Securities. The Holder acknowledges that this Warrant and the Warrant Stock have not been registered under the Securities Act, and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Stock in the absence of (i) an effective registration statement under the Securities Act covering this Warrant or such Warrant Stock and registration or qualification of this Warrant or such Warrant Stock under any applicable “blue-sky” or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. The Company may delay issuance of the Warrant Stock until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or “blue-sky” laws).

3.2           Legend. Certificates delivered to the Holder pursuant to Section 1.3 shall bear the following legend or a legend in substantially similar form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

4.          Reservation of Stock. The Company agrees that, prior to the expiration of this Warrant, the Company will at all times have authorized and in reserve, and will keep available, solely for issuance or delivery upon the exercise of this Warrant, the shares of Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer and free and clear of all preemptive rights and rights of first refusal.

5.          Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

6.          Registration Rights.

6.1           “Piggy Back” Registration. If at any time the Company shall determine to register under the Securities Act, any of its Common Stock, other than on Form S-8 or its then equivalent, it shall send to the Holder written notice of such determination and, if within thirty (30) days after receipt of such notice, the Holder shall so request in writing, the Company shall include in such registration statement all or any part of the Warrant Stock except that if, in connection with any offering involving an underwriting of Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of such Common Stock which may be included in any such registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company may exclude some or all of the Warrant Stock from the registration statement with respect to which the Holder has requested inclusion hereunder.

6.2           Indemnification of Holder. In the event that the Company registers any of the Warrant Stock under the Securities Act, the Company will indemnify and hold harmless the Holder from and against any and all losses, claims, damages, expenses or liabilities to which it becomes subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Holder for any legal or other expenses reasonably incurred by it in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with such registration, unless such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus or prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by the Holder expressly for use therein. Promptly after receipt by the Holder of notice of the commencement of any action in respect of which indemnity may be sought against the Company, the Holder will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Holder), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company. The Holder shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Company unless the employment of such counsel has been specifically authorized by the Company. The Company shall not be liable to indemnify any person for any settlement of any such action effected without the Company’s consent.

6.3           Indemnification of Company. In the event that the Company registers any of the Warrant Stock under the Securities Act, the Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each underwriter of the shares so registered (including any broker or dealer through whom such of the shares may be sold) and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or in the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by the Holder expressly for use therein. Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against the Holder, the Company will notify the Holder in writing of the commencement thereof, and the Holder shall, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against the Holder. The Company and each such director, officer, underwriter or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Holder unless employment of such counsel has been specifically authorized by the Holder. The Holder shall not be liable to indemnify any person for any settlement of any such action effected without the Holder’s consent.

7.          Termination Upon Certain Events. If there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, or the liquidation or dissolution of the Company, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to this Warrant immediately prior thereto (and, in such case, appropriate adjustment shall be made in the application of the provisions of this Section 7(a) to the end that the provisions of Section 2 shall be applicable after that event in as nearly equivalent a manner as may be practicable).

8.          Transferability. Subject to compliance with Section 3.1, this Warrant may be assigned, pledged or hypothecated by the Holder without the prior consent of the Company.

9.          No Rights as Stockholder. Until the exercise of this Warrant, the Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

10.         Notices. All notices, requests and other communications hereunder shall be in writing and shall be either (i) delivered by hand, (ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered mail, postage prepaid, return receipt requested. In the case of notices from the Company to the Holder, they shall be sent to the address furnished to the Company in writing by the last Holder who shall have furnished an address to the Company in writing. All notices from the Holder to the Company shall be delivered to the Company at its offices at 411 West 14th Street, New York, New York 10014, Attention: Chief Executive Officer, or such other address as the Company shall so notify the Holder. All notices, requests and other communications hereunder shall be deemed to have been given (i) if delivered by hand, at the time of the delivery thereof to the receiving party at the address of such party described above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notices is delivered to the courier service, or (iv) if sent by registered mail, on the fifth business day following the day such mailing is made.

11.         Waivers and Modifications. Any term or provision of this Warrant may be waived only by written document executed by the party entitled to the benefits of such terms or provisions. The terms and provisions of this Warrant may be modified or amended only by written agreement executed by the parties hereto.

12.         Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

13.         Governing Law. This Warrant will be governed by and construed in accordance with and governed by the laws of Delaware without giving effect to the conflict of law principles thereof.

[Signature Page Follows]

EXHIBIT E

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its duly authorized representative as of the date first written above.

THE ONE GROUP HOSPITALITY, INC.

By:
Name:
Title:

EXHIBIT A

PURCHASE FORM

To:	The ONE Group Hospitality, Inc.

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to (check one):

_____	(A) purchase ___________________ shares of Common Stock, par value $_____ per share, of The ONE Group Hospitality, Inc. (the “Common Stock”), covered by such Warrant and herewith makes payment of $_____________, representing the full purchase price for such shares at the price per share provided for in such Warrant; or

_____	(B) convert ______________________ Warrant Shares into that number of shares of fully paid and nonassessable shares of Common Stock, determined pursuant to the provisions of Section 1.5 of the Warrant.

Common Stock for which the Warrant may be exercised or converted shall be known herein as “Warrant Stock.”

The undersigned is aware that Warrant Stock has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The undersigned understands that reliance by the Company on exemptions under the Securities Act is predicated in part upon the truth and accuracy of the statements of the undersigned in this Purchase Form.

The undersigned represents and warrants that (i) it has been furnished with all information which it deems necessary to evaluate the merits and risks of the purchase of Warrant Stock, (ii) it has had the opportunity to ask questions concerning Warrant Stock and the Company and all questions posed have been answered to his satisfaction, (iii) it has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning Warrant Stock and the Company and (iv) it has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of purchasing Warrant Stock and to make an informed investment decision relating thereto.

The undersigned hereby represents and warrants that it is purchasing Warrant Stock for its own account for investment and not with a view to the sale or distribution of all or any part of Warrant Stock.

The undersigned understands that because Warrant Stock has not been registered under the Securities Act, the undersigned must continue to bear the economic risk of the investment for an indefinite period of time and Warrant Stock cannot be sold unless it is subsequently registered under applicable federal and state securities laws or an exemption from such registration is available.

The undersigned agrees that it will in no event sell or distribute or otherwise dispose of all or any part of Warrant Stock unless (i) there is an effective registration statement under the Securities Act and applicable state securities laws covering any such transaction involving Warrant Stock, or (ii) the Company receives an opinion from legal counsel acceptable to the Company stating that such transaction is exempt from registration. The undersigned consents to the placing of a legend on his certificate for Warrant Stock stating: (A) that the resale or transfer of the Warrant Stock has not been registered and setting forth the restriction on transfer contemplated hereby, and (B) to the placing of a stop-transfer order on the books of the Company and with any transfer agents against Warrant Stock until Warrant Stock may be legally resold or distributed without restriction.

The undersigned has considered the federal and state income tax implications of the exercise of the Warrant and the purchase and subsequent sale of the Warrant Stock.

Signature

Print Name

or

Entity Name:

By:
Signature

Print Name

Title

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